UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

InterMune, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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INTERMUNE, INC.

3280 Bayshore Boulevard

Brisbane, California 94005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 4, 2012

To the Stockholders of InterMune, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders (“Annual Meeting”) of INTERMUNE, INC., a Delaware corporation (the “Company”), will be held on Monday, June 4, 2012, at 10:00 a.m. local time, at 3280 Bayshore Boulevard, Brisbane, California for the following purposes:

1. To elect three directors to hold office until the 2015 annual meeting of stockholders or until their successors are elected;

2. To ratify the selection, by the Audit and Compliance Committee of the Board of Directors, of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2012;

3. To approve the Company’s Amended and Restated 2000 Equity Incentive Plan (the “Restated Incentive Plan”) which would, among other things, (i) terminate the Company’s Amended and Restated 2000 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”) such that any and all future stock awards granted to non-employee directors will be made under the Restated Incentive Plan; and (ii) increase the number of shares authorized for issuance from 12,728,226 under the current Incentive Plan to 15,398,320 shares, which represents (a) an increase of 1,700,000 shares plus (b) the 970,094 shares which as of April 15, 2012 are available for issuance under the Directors’ Plan or are subject to awards under the Directors’ Plan which are forfeited or lapse unexercised and which following April 15, 2012 are not issued under the Directors’ Plan;

4. To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers; and

5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 5, 2012, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

/s/ Robin Steele
Robin Steele
Secretary

Brisbane, California

April 30, 2012

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Alternatively, you may vote your shares on the Internet or by telephone by following the instructions in the proxy statement. If your shares are held in an account at a brokerage firm, bank or other nominee, you may be able to vote on the Internet or by telephone by following the instructions provided with your voting form. Even if you have already voted your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held in an account at a brokerage firm by a broker, bank or other nominee, and you wish to vote at the meeting, you must obtain a proxy card issued in your name from the record holder.

INTERMUNE, INC.

3280 Bayshore Boulevard

Brisbane, California 94005

PROXY STATEMENT

PRELIMINARY COPIES FILED PURSUANT TO RULE 14a-6(a)

FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

JUNE 4, 2012

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors (the “Board”) of InterMune, Inc. (sometimes referred to as the “Company,” “InterMune,” “we,” “our,” or “us”) is soliciting your proxy to vote at the 2012 Annual Meeting of Stockholders (the “Annual Meeting”). You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

The Company intends to mail this proxy statement and accompanying proxy card on or about April 30, 2012 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 5, 2012 will be entitled to vote at the Annual Meeting. At the close of business on the record date, there were 65,258,194 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, at the close of business on April 5, 2012, your shares were registered directly in your name with InterMune’s transfer agent, Computershare Investor Services (a part of Computershare Limited which acquired BNY Mellon Shareowner Services), then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, at the close of business on April 5, 2012, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy card from your broker or other agent.

On what am I voting?

You are being asked to vote on four (4) proposals, as follows:

•	To elect three directors to hold office until the 2015 annual meeting of stockholders or until their successors are elected;

•

To ratify the selection, by the Audit and Compliance Committee of the Board, of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2012;

•

To approve the Company’s Amended and Restated 2000 Equity Incentive Plan (the “Restated Incentive Plan”) which would, among other things, (i) terminate the Company’s Amended and Restated 2000 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”) such that any and all future stock awards granted to non-employee directors will be made under the Restated Incentive Plan; and (ii) increase the number of shares authorized for issuance from 12,728,226 under the current Incentive Plan to 15,398,320 shares, which represents (a) an increase of 1,700,000 shares plus (b) the 970,094 shares which as of April 15, 2012 are available for issuance under the Directors’ Plan or are subject to awards under the Directors’ Plan which are forfeited or lapse unexercised and which following April 15, 2012 are not issued under the Directors’ Plan; and

•	To approve, on a non-binding, advisory basis, the executive compensation disclosed for our named executive officers in this proxy statement.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How do I vote?

With respect to Proposal 1, you may either vote “For” the nominees to the Board or withhold your vote for the nominees. With respect to Proposal 2 (the ratification of the selection of Ernst & Young as the independent registered public accounting firm of the Company for the year ending December 31, 2012), Proposal 3 (the approval of the Company’s Amended and Restated 2000 Equity Incentive Plan), and Proposal 4 (the non-binding advisory vote on executive compensation), you may vote “For” or “Against” or abstain from voting.

For information on how votes are counted for each of the proposals, please see “How many votes are needed to approve each proposal?” below.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, please come to the Annual Meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll-free 1-866-540-5760 using a touch-tone phone and follow the recorded instructions. Please have your proxy card in hand when you call. Your vote must be received by 11:59 p.m., Eastern Time on June 3, 2012 to be counted.

•

To vote on the Internet, go to http://www.proxyvoting.com/itmn to complete an electronic proxy card. Please have your proxy card in hand when you log on. Your vote must be received by 11:59 p.m., Eastern Time on June 3, 2012 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company. Simply complete and mail the proxy card to ensure that your vote is counted.

Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or other agent. To vote in person at the Annual Meeting, you must obtain a valid proxy card from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy card.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on April 5, 2012.

What if I return a proxy card but do not make specific choices?

If we receive a signed and dated proxy card and the proxy card does not specify how your shares are to be voted, your shares will be voted “For” the election of each of the three nominees for director and “For” Proposals 2, 3 and 4. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment. The Board currently knows of no other business that will be presented for consideration.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the Annual Meeting. On the record date, there were 65,258,194 shares outstanding and entitled to vote. Thus, the holders of 32,629,098 shares must be present at the Annual Meeting to have a quorum. Your shares will be counted as present at the meeting if you:

•	are present and entitled to vote in person at the meeting; or

•	have properly submitted a proxy card or voting instruction card, or voted by telephone or over the Internet.

Abstentions and broker non-votes (as described below) will be counted towards the quorum requirement. If there is no quorum, either the chairman of the meeting or the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the 2012 Annual Meeting to another date.

How many votes are needed to approve each proposal?

•	Proposal 1 — Election of Directors. The three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

•

Proposal 2 — Ratification of the Selection, by the Audit and Compliance Committee of the Board, of Ernst & Young LLP as the Independent Registered Public Accounting Firm of the Company For The Year Ending December 31, 2012. This proposal must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy at the Annual Meeting to be approved. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•

Proposal 3 — Approval of the Company’s Amended and Restated 2000 Equity Incentive Plan. This proposal must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy at the Annual Meeting to be approved. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•

Proposal 4 — Approval on a Non-Binding, Advisory Basis of the Compensation Paid to the Company’s Named Executive Officers. This proposal is advisory and not binding on the Company. Shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on this advisory vote. The affirmative vote of the holders of a majority in voting power of the shares present and entitled to vote either in person or by proxy at the Annual Meeting will deemed to be approval of the advisory vote on the compensation of our named executive officers.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank, custodian, nominee or other record holder of InterMune common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Which ballot measures are considered “routine” or “non-routine?”

The ratification of the selection, by the Audit and Compliance Committee of the Board, of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012 (Proposal 2) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2. The election of directors (Proposal 1), the approval of the Company’s Amended and Restated 2000 Equity Incentive Plan (Proposal 3) and the advisory vote on executive compensation (Proposal 4) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1, 3 and 4.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. You may revoke your proxy in any one of four ways:

•	You may submit another properly completed proxy card with a later date;

•	You may submit another proxy by telephone or the Internet after you have already provided an earlier proxy;

•	You may send a written notice that you are revoking your proxy to InterMune’s Corporate Secretary at 3280 Bayshore Boulevard, Brisbane, California 94005; or

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

How are votes counted?

Votes will be counted by the Inspector of Election appointed for the Annual Meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. In addition, with respect to the election of directors, the Inspector of Election will count the number of “withheld” votes received for the nominees. If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. See “What are “broker non-votes?” and “Which ballot measures are considered “routine” and “non-routine”?” above for more information regarding discretionary and “non-discretionary” matters.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees and Georgeson Inc. (a Computershare company) may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but Georgeson Inc. will be paid its customary fee of approximately $10,000 plus out-of-pocket expenses if it solicits proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in the Company’s current report on Form 8-K on or before June 8, 2012. If final voting results are not available to us in time to file a Current Report on Form 8-K by June 8, 2012, we intend to file a Current Report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Current Report on Form 8-K to publish the final results.

When are stockholder proposals due for the 2013 annual meeting of stockholders?

To be considered for inclusion in the Company’s 2013 proxy statement, your proposal must be submitted in writing to InterMune’s Corporate Secretary at 3280 Bayshore Boulevard, Brisbane, California 94005 by December 31, 2012, unless the date of the 2013 annual meeting of stockholders is more than 30 days before or after June 4, 2013, in which case the deadline is a reasonable time before the Company begins to print and send its proxy materials. If you wish to submit a proposal for the 2013 annual meeting of stockholders that is not to be included in the Company’s 2013 proxy statement or to nominate a director for election at the meeting, you must give timely notice to InterMune’s Corporate Secretary. To be timely, the notice must be delivered to the address listed above between February 4, 2013 and March 6, 2013, unless the date of the 2013 annual meeting of stockholders is more than 30 days before or more than 60 days after June 4, 2013, in which case the notice must be delivered no later than the 90th day prior to the 2013 annual meeting or, if later, the 10th day following the day on which public disclosure of the date of the 2013 annual meeting of stockholders was first made. You are also advised to review our Amended and Restated Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, as summarized below.

The Amended and Restated Bylaws were adopted by InterMune on March 22, 2010 which, among other things, included modifications to (i) existing provisions providing for advance notice of stockholder proposals and director nominations (other than proposals properly made in accordance with Rule 14a-8 (“Rule 14a-8”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to expand the disclosure stockholders must provide regarding themselves when submitting proposals and nominations for consideration; (ii) require stockholders nominating directors to disclose the same information about proposed director nominees that would be required if the director nominee were submitting a proposal, and require the director nominees to complete a questionnaire and representation and agreement with respect to their background, any voting commitments or compensation arrangements and their commitment to abide by the Company’s policies and guidelines; (iii) require stockholders to update the disclosures described above as of the record date for the meeting of stockholders and as of the date that is ten business days prior to the date of the meeting or any adjournment or postponement thereof; and (iv) clarify that the requirements set forth in the Amended and Restated Bylaws apply to all stockholder proposals and director nominees, other than stockholder proposals made pursuant to Rule 14a-8.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Board shall be divided into three classes, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified. For most of 2011, the number of directors was fixed at seven and consisted of six directors with one vacancy. In October 2011, Mr. Angus C. Russell was appointed to the Board to fill the existing vacancy. In March 2012, the Board increased the authorized number of directors to nine and appointed Mr. Jean-Jacques Bienaimé and Dr. Frank Verwiel to fill the two newly created vacancies.

The Board currently consists of nine directors, divided into the three following classes:

•	Class I directors: Jean-Jacques Bienaimé, David S. Kabakoff, Ph.D. and Daniel G. Welch; whose terms will expire at the annual meeting of stockholders to be held in 2013;

•	Class II directors: James I. Healy M.D., Ph.D., Louis Drapeau and Frank Verwiel, M.D.; whose terms will expire at the annual meeting of stockholders to be held in 2014; and

•	Class III directors: Lars G. Ekman, M.D., Ph.D., Jonathan S. Leff and Angus C. Russell; whose terms will expire at the Annual Meeting.

At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third subsequent annual meeting of stockholders.

There are three nominees for three Class III positions: Dr. Ekman and Messrs. Leff and Russell, each of whom is currently a director. Dr. Ekman and Messrs. Leff and Russell each have been nominated for and have elected to stand for reelection. Each director to be elected will hold office from the date of their election by the stockholders until the third subsequent annual meeting of stockholders or until his successor is elected and has been qualified, or until such director’s earlier death, resignation or removal.

The Company does not have a policy regarding directors’ attendance at the annual meetings of stockholders. Five of the Company’s six directors who were members of the Board at the time attended the 2011 annual meeting of stockholders.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting.

The following table sets forth, for the Class III nominees and our other current directors who will continue in office after the Annual Meeting, information with respect to their ages and position/office held with the Company:

Name	Age	Position/Office Held With the Company	Director Since
Class I Directors whose terms expire at the 2013 Annual Meeting of Stockholders
Jean-Jacques Bienaimé	58	Director	2012
David S. Kabakoff, Ph.D.(1)(3)(4)	64	Director	2005
Daniel G. Welch	54	Chairman, Chief Executive Officer and President	2003

Class II Directors whose terms expire at the 2014 Annual Meeting of Stockholders
Louis Drapeau(1)(2)	68	Director	2007
James I. Healy, M.D, Ph.D.(1)(3)(4)	47	Director	1999
Frank Verwiel, M.D.	49	Director	2012

Class III Directors for election at the Annual Meeting of Stockholders
Lars G. Ekman, M.D., Ph.D.(2)(4)	62	Lead Independent Director	2006
Jonathan S. Leff(2)	43	Director	2000
Angus C. Russell	56	Director	2011

(1)	Member of the Audit and Compliance Committee of the Board.

(2)	Member of the Compensation Committee of the Board. The Compensation Committee previously operated as a part of the Compensation and Corporate Governance and Nominating Committee until May 2011 when the Board, by a resolution, reconstituted such committee into two separate committees, the Compensation Committee and the Corporate Governance and Nominating Committee. The members that are currently a part of the Compensation Committee were members of the combined committee.

(3)	Member of the Corporate Governance and Nominating Committee of the Board.

(4)	Member of the Science Committee of the Board.

Set forth below is biographical information for each nominee and each person whose term of office as a director will continue after the Annual Meeting.

Nominees for Election to a Three-Year Term Expiring at the 2015 Annual Meeting of Stockholders

LARS G. EKMAN, M.D., PH.D. has served as Lead Independent Director of the Board since May 2008 and has been a member of the Board since September 2006. Dr. Ekman has served as Chairman and Chief Executive Officer of Cebix Incorporated, a biotechnology company, since May 2008. Until transitioning his role to serve solely as a director of Elan Corporation in December 2007, Dr. Ekman served as President of Research and Development of Elan, which he joined in 2001 as Executive Vice President and President of Global Research and Development. From 1997 to 2001, Dr. Ekman was Executive Vice President, Research and Development at Schwartz Pharma AG. From 1984 to 1997, Dr. Ekman was employed in a variety of senior scientific and clinical functions at Pharmacia (now Pfizer). Dr. Ekman currently serves on the board of directors of Elan Corporation, Amarin Corporation, Sophiris Bio, Corp (formerly Protox Therapeutics), and a private biotech company. Dr. Ekman holds an M.D. and a Ph.D. in Experimental Biology from the University of Gothenburg, Sweden. The Board believes that Dr. Ekman brings global experience and proven leadership in the pharmaceutical industry to the Board based on his extensive knowledge of the research, development and commercialization of pharmaceutical products in a variety of therapeutic areas that he gained as a former senior executive at several global pharmaceutical companies. The Board believes that this experience enables Dr. Ekman to provide the Board with invaluable insight into a broad range of issues that impact the Company’s business and makes him a strong Chairman of the Science Committee of the Board and strong Lead Independent Director of the Board.

JONATHAN S. LEFF has served as a member of the Board since January 2000. Mr. Leff joined Warburg Pincus LLC, a global private equity investment firm, in 1996 and is currently a Managing Director. Mr. Leff served on the boards of directors of Inspire Pharmaceuticals from 2007 to 2011, Sunesis Pharmaceuticals from 1999 to 2006, Transkaryotic Therapies from 2000 to 2005, Neurogen Inc. from 2001 to 2008, ZymoGenetics, Inc. from 2002 to 2010 and Altus Pharmaceuticals from 2004 to 2008. Mr. Leff currently serves on the boards of directors of Rib-X Pharmaceuticals, Inc. since 2003, Allos Therapeutics, Inc. since 2005, Sophiris Bio, Inc. since 2010 and Talon Therapeutics, Inc. since 2010. Mr. Leff also serves on the boards of directors of several private companies. Mr. Leff holds an A.B. in Government from Harvard University and an M.B.A. from Stanford University. The Board believes that Mr. Leff’s extensive experience investing in and serving on the boards of directors of public biotechnology and pharmaceutical companies has provided Mr. Leff with substantial expertise in corporate governance and executive compensation, making him a strong Chairman of the Compensation Committee of the Board.

ANGUS C. RUSSELL has served as a member of the Board since October 2011. Mr. Russell has served as Chief Executive Officer of Shire plc (“Shire”), a biopharmaceutical company, since June 2008 and a member of its Board of Directors since 1999. From December 1999 to June 2008, Mr. Russell served as Chief Financial Officer of Shire. Mr. Russell is a former Non-Executive Director of the City of London Investment Trust plc. Mr. Russell is a Chartered Accountant and is a Fellow of the Association of Corporate Treasurers. The Board believes that Mr. Russell, with his long-term experience at Shire and expertise in the development and commercialization of specialty medicines as well as his financial expertise, contributes valuable and substantial insight into a broad range of issues impacting the business of the Company, making him a strong addition to the Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

IN FAVOR OF THE NAMED NOMINEES.

Directors Continuing in Office Until the 2013 Annual Meeting of Stockholders

JEAN-JACQUES BIENAIMÉ has served as a member of the Board since March 2012. Mr. Bienaimé has served as Chief Executive Officer and a member of the Board of Directors of BioMarin Pharmaceutical Inc. since 2005. From November 2002 to April 2005, Mr. Bienaimé served as Chairman, Chief Executive Officer and President of Genencor, a biotechnology company focused on industrial bioproducts and targeted cancer biotherapeutics. From 1998 to late 2002, Mr. Bienaimé served as Chairman, Chief Executive Officer and President of Sangstat Medical Corporation, an immunology-focused biotechnology company which was later acquired by Genzyme Corporation. From 1992 to 1998, Mr. Bienaimé held several senior management positions at Rhone-Poulenc Rorer Pharmaceuticals (now Sanofi-Aventis), including Senior Vice President of Worldwide Marketing and Business Development. Mr. Bienaimé also currently serves on the boards of NeurogesX, Inc., Portola Pharmaceuticals and The Biotech Industry Organization. Mr. Bienaimé received a MBA from the Wharton School at the University of Pennsylvania and an undergraduate degree in economics from the Ecole Superieure de Commerce de Paris. The Board believes that Mr. Bienaimé brings to the Board extensive experience and insight in the development and commercialization of specialty products in global markets.

DAVID S. KABAKOFF, PH.D. has served as a member of the Board since November 2005. Dr. Kabakoff serves as Executive Partner at Sofinnova Ventures, with whom he has been employed since May 2007. Dr. Kabakoff has also served as President and Chief Executive Officer of Strategy Advisors, LLC, a consulting company, since August 2000. Dr. Kabakoff also served as the founder, Chairman and Chief Executive Officer of Salmedix, Inc., a biotechnology company, from January 2001 to June 2005, when it was acquired by Cephalon, Inc. From May 1996 to August 2000, Dr. Kabakoff served in senior executive positions at Dura Pharmaceuticals Inc., a specialty pharmaceuticals company that was acquired by Elan Pharmaceuticals. From 2005 to 2009, Dr. Kabakoff served on the board of directors of Avalon Pharmaceuticals, Inc. (acquired by Clinical Data Inc.). Dr. Kabakoff currently serves as Chairman of the Board of Directors of Trius Therapeutics, since 2007. Dr. Kabakoff also serves on the boards of directors of several private companies. Dr. Kabakoff holds a B.A. in Chemistry from Case Western Reserve University and a Ph.D. in Chemistry from Yale University. The Board believes that Dr. Kabakoff brings strategic insight and leadership and a wealth of experience in the biotechnology industry to the Board.

DANIEL G. WELCH has served as the Chairman, Chief Executive Officer and President of the Company and a member of the Board since May 2008 and as the President and Chief Executive Officer of the Company and a member of the Board since September 2003. From March 2003 to September 2003, Mr. Welch served as a consultant to Warburg Pincus LLC, a global private equity investment firm. From August 2002 to January 2003, Mr. Welch served as Chairman and Chief Executive Officer of Triangle Pharmaceuticals, Inc., a pharmaceutical company. From October 2000 to June 2002, Mr. Welch served as President of the pharmaceutical division of Elan Corporation, PLC. From September 1987 to August 2000, Mr. Welch served in various senior management roles at Sanofi-Synthelabo and its predecessor companies, Sanofi and Sterling Winthrop, including Vice President of worldwide marketing and Chief Operating Officer of the U.S. business. From November 1980 to September 1987, Mr. Welch was with American Critical Care, a division of American Hospital Supply. Mr. Welch currently serves on the board of directors of Seattle Genetics, since 2007, and also serves on the board of directors of a private company. Mr. Welch holds a B.S. in Marketing from the University of Miami and an M.B.A. from the University of North Carolina. The Board believes that Mr. Welch is a strong operating executive with operational and strategic expertise in the global pharmaceutical market, whose experience contributes valuable insight to the Board.

Directors Continuing in Office Until the 2014 Annual Meeting of Stockholders

LOUIS DRAPEAU has served as a member of the Board since September 2007. He currently serves as Vice President and Chief Financial Officer of InSite Vision Incorporated. From November 2008 to December 2010, he also served as Chief Executive Officer of InSite Vision. Prior to joining InSite Vision in October 2007, Mr. Drapeau served as Senior Vice President, Finance and Chief Financial Officer for Nektar Therapeutics from January 2006 to August 2007. From August 2002 to August 2005, he held the position of Senior Vice President and Chief Financial Officer at BioMarin Pharmaceutical Inc., a biotechnology company. Mr. Drapeau also served as Acting Chief Executive Officer of BioMarin from August 2004 to May 2005. Mr. Drapeau spent more than 30 years with public accounting firm Arthur Andersen, including 19 years as an Audit Partner in Arthur Andersen’s Northern California Audit and Business Consulting practice and 12 years as managing partner. From 2006 to 2008, Mr. Drapeau served on the board of directors of Inflazyme Pharmaceuticals, a biotechnology company whose stock is traded on the Toronto stock exchange. He currently serves on the boards of directors of Bio-Rad Laboratories, Bionovo, Inc. and AmpliPhi Biosciences Corporation since 2007, 2008 and 2011, respectively. Mr. Drapeau holds a B.S. in Mechanical Engineering and an M.B.A. both from Stanford University. The Board believes that Mr. Drapeau operational experience and financial expertise in the health care sector contributes valuable insight to the Board. The Board also believes that Mr. Drapeau’s extensive experience with Arthur Andersen qualifies him as a “financial expert,” for purposes of the Audit and Compliance Committee and makes him a strong Chairman of the Audit and Compliance Committee.

JAMES I. HEALY, M.D., PH.D. has served as a member of the Board since April 1999 and served as the Chairman of the Board from October 1999 through January 2000. Dr. Healy joined Sofinnova Ventures in June 2000 as a General Partner and Managing Director. From January 1998 through March 2000, Dr. Healy was employed at Sanderling Ventures and served as a consultant to Ista Pharmaceuticals. From 1990 to 1997, Dr. Healy was employed by the Howard Hughes Medical Institute and Stanford University. Dr. Healy has served on the board of directors of the following public companies: from 2001 to 2006, on the board of directors of Cotherix, Inc. (acquired by Actelion); from 2001 through 2008, on the board of directors of Novacea, Inc (merged with Trancept Pharmaceuticals Inc); and from 2006 through 2010, on the board of directors of Movetis NV (sold to Shire Holdings Luxembourg S.a.r.l). Dr. Healy currently serves on the board of directors of each of Anthera Pharmaceuticals, Inc., since 2006, and Amarin Corporation, since 2008. Dr. Healy also currently serves on the board of directors of several private companies. Dr. Healy holds a B.A. in Molecular Biology and a B.A. in Scandinavian Studies, both from the University of California at Berkeley, where he graduated with Distinction in General Scholarship, Honors, and received a Departmental Citation. Dr. Healy holds an M.D. and a Ph.D. in immunology from Stanford University School of Medicine, where he was supported by the Medical Scientist Training Program, was a Beckman Scholar and received a bursary award from the Novartis Foundation. The

Board believes that Dr. Healy’s knowledge of medicine, together with his extensive experience as a venture capitalist and role as a board member for a number of emerging biotechnology companies, provide the Board with valuable insight into a broad range of issues related to the Company’s business activities.

FRANK VERWIEL, M.D. has served as a member of the Board since March 2012. Dr. Verwiel has served as President and Chief Executive Officer of Aptalis Pharma, a privately held specialty pharmaceutical company, since 2005. From 1996 to 2005, Dr. Verwiel held various international senior management positions with Merck & Co. Inc., including Vice President, Hypertension, Worldwide Human Health Marketing. Dr. Verwiel concurrently served as a leader of Merck’s Worldwide Hypertension Business Strategy team and as Managing Director of Merck’s Dutch subsidiary and manufacturing operations. From 1988 to 1996, Dr. Verwiel served in various senior management positions the last one being Zone Director Western Europe with Servier Laboratories, a privately held French pharmaceutical company. Dr. Verwiel received a M.D. from Erasmus University, Rotterdam in the Netherlands and a MBA from INSEAD, Fontainebleau in France. The Board believes that Dr. Verwiel’s knowledge of medicine, together with his extensive experience in the in the development and commercialization of specialty products in global markets, provide the Board with valuable insight into a broad range of issues related to the Company’s business activities.

Director Qualifications and Diversity

The Corporate Governance and Nominating Committee (formerly a part of the Compensation and Corporate Governance and Nominating Committee until reconstituted into two separate committees in May 2011) is responsible for identifying, evaluating, and recommending to the Board, individuals qualified to be directors of the Company. As set forth in further detail below in the description of the Board’s committees, the Corporate Governance and Nominating Committee takes into consideration a number of relevant factors for Board membership including, but not limited to, diversity, age, skills, experience and understanding of the Company’s business and business environment. We do not have a formal diversity policy for selecting Board members. However, we believe it is important that our Board members collectively bring the experiences and skills appropriate to effectively carry out the Board’s responsibilities both as our business exists today and as we plan to develop an organization capable of successfully conducting research, development and commercialization of our products. We therefore seek as members of our Board individuals with a variety of perspectives and the expertise and ability to provide advice and oversight in one or more of these areas: accounting controls, business strategy, risk management, strategic partnering, financial engineering, science and medicine, health care system, legal and regulatory compliance and compensation and retention practices. Finally, Board members should display the personal attributes necessary to be an effective director: unquestioned integrity, sound judgment, independence in fact and mindset, ability to operate collaboratively, and commitment to the Company, its stockholders, and other constituencies.

Board Leadership Structure

Mr. Welch, the Company’s Chief Executive Officer and President, also serves as the Chairman of the Board. This leadership structure has been in place since 2008. At the same time that Mr. Welch was appointed Chairman, the Board also appointed Dr. Ekman as the Company’s Lead Independent Director. Dr. Ekman convenes an executive session with the independent directors on a quarterly basis in accordance with Nasdaq Global Select Market (“Nasdaq”) listing standards. The Board believes that combining the roles of Chairman of the Board and Chief Executive Officer has fostered a constructive and cooperative relationship between the Board and management and resulted in open and effective communications between the Board and management. The Board believes it has been effective for the Company to have a single leader, and its Chairman and Chief Executive Officer is recognized by customers, business partners, investors and others as providing strong leadership for the Company. The Board also believes that its regular sessions of independent directors, with the Lead Independent Director chairing such sessions, afford the Board the opportunity to discuss matters independent of Mr. Welch if desired. Given its current size and the constructive working relationships of its members, the Board currently believes that altering the existing structure would not improve the performance of the Board. The directors bring a broad range of leadership experience to the boardroom and regularly contribute to the thoughtful discussions involved in overseeing the affairs of the Company. All directors are well engaged in their responsibilities, express their views and are open to the opinions expressed by other directors.

Independence of the Board of Directors

The listing requirements of Nasdaq, require that a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations as to independence are consistent with Nasdaq listing standards, relevant securities and other laws, and regulations regarding the definition of “independent.”

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and the Company, its senior management and its independent registered public accounting firm, the Board affirmatively has determined that all of the Company’s directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Mr. Welch, the Company’s current Chairman, Chief Executive Officer and President due to his employment with the Company.

Information Regarding the Board of Directors and its Committees

In March 2004, the Board approved the amended Corporate Governance Guidelines and Code of Director Conduct and Ethics with the aim to ensure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed, to make decisions that are independent of the Company’s management and to ensure honest and ethical conduct by the members of the Board. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines and Code of Director Conduct and Ethics sets forth the practices the Board must follow with respect to Board composition and selection, Board meetings and involvement of senior management, chief executive officer succession planning and selection, Board compensation, committee composition, self-assessment, interaction with outside parties, orientation and continuing education and ethical conduct. The Corporate Governance Guidelines and Code of Director Conduct and Ethics may be viewed on our Internet website at http://www.intermune.com/pdf/governance_guidelines.pdf.

During 2011, the Board met thirteen times, including by telephone conference, and acted by unanimous written consent three times. No director, other than Mr. Angus C. Russell who was appointed to the Board in late October 2011, attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he was a director) and the total number of meetings held by all committees of the Board on which he served (during the period that he served as a committee member) in 2011.

Currently, the Board has an Audit and Compliance Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and a Science Committee. The Compensation Committee and the Corporate Governance and Nominating Committee previously operated as the combined committee, the Compensation and Corporate Governance and Nominating Committee, until such combined committee was reconstituted into two separate committees in May 2011.

Audit and Compliance Committee

The Audit and Compliance Committee of the Board oversees the Company’s corporate accounting and financial reporting processes, the systems of internal accounting and financial controls and audits of financial statements, the quality and integrity of financial statements and reports, the qualifications, independence and performance of the firms engaged as independent outside auditors, corporate compliance, including development, implementation, administration and enforcement of the Company’s compliance programs and reviewing the Company’s compliance with its policies and all applicable laws. For this purpose, the Audit and Compliance Committee performs several functions. Among other things, the Audit and Compliance Committee:

•	appoints, compensates, retains and oversees the independent registered public accounting firm;

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determines and approves engagements of the auditors, including the scope of the audit and any non-audit services, the compensation to be paid to the auditors and monitors auditor partner rotation and potential conflicts of interest;

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reviews and discusses with the independent registered public accounting firm and management, as appropriate, the Company’s critical accounting policies, financial statements, the results of the annual audit, the quarterly results and earnings press releases;

•	reviews financial risk management programs, internal control letters, any material conflicts or disagreements between management and the auditors and internal controls over financial reporting;

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directs management to enforce the Company’s Code of Business Conduct and Ethics and provides for prompt communication of violations of the Code of Business Conduct and Ethics to the Audit and Compliance Committee;

•	oversees and directs management to ensure compliance as required by the Office of Inspector General of the U.S. Department of Health and Human Services;

•	oversees management’s preparation of the Company’s annual proxy report, including the Audit and Compliance Committee report;

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oversees the establishment of procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

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ensures the confidential receipt, retention and consideration of any report of evidence of a material violation by the Company or any officer, director, employee or agent of the Company by attorneys appearing and practicing before the SEC.

The Audit and Compliance Committee is currently composed of Mr. Drapeau and Drs. Healy and Kabakoff. The Board annually reviews the applicable Nasdaq listing standards for Audit and Compliance Committee members and has determined that all members of the Company’s Audit and Compliance Committee are independent, as currently defined in Rule 5605(a)(2) of the Nasdaq Listing Rules. Mr. Drapeau is currently the Chairman of the Audit and Compliance Committee. The Board has determined that Mr. Drapeau qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. In March 2008, the Board approved the Charter of the Audit and Compliance Committee of the Board, which charter was last amended by the Board in December 2010. The amended charter can be found on our corporate website at http://www.intermune.com/pdf/Charter_of_the_Audit_and_Compliance_Committee.pdf. In 2011, the Audit and Compliance Committee met eight times. (Please see “Audit and Compliance Committee Report” below.)

Compensation Committee

The Compensation Committee of the Board (formerly a part of the Compensation and Corporate Governance and Nominating Committee until it was reconstituted into two separate committees in May 2011) approves the type and level of compensation for officers and employees of the Company, administers the Company’s stock plans, and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee approves all compensation, including equity grants, for the Company’s vice presidents and above, and all equity grants to non-vice president employees and consultants for greater than or equal to 20,000 shares of common stock.

In May 2011, the Board approved the Charter of the Compensation Committee of the Board of Directors, which can be found on our corporate website at http://www.intermune.com/pdf/Charter_of_the_Compensation_%20Committee.pdf. The charter of the Compensation Committee reflects the above-described responsibilities, and the Compensation Committee and the full Board annually review and periodically revise the charter as necessary. The Board has authorized a subcommittee comprised of the Company’s Chief Executive Officer, Vice President of Human Resources and

General Counsel to make normative (i.e., consistent with a matrix pre-approved by the Compensation Committee) new hire equity grants of less than 20,000 shares of common stock to non-executive committee employees and consultants. (Please see “Compensation Committee Report” below.) The Compensation Committee is currently composed of Dr. Ekman and Messrs. Leff and Drapeau, and Mr. Leff is currently the Chairman of the committee. Each of Dr. Ekman and Messrs. Drapeau and Leff are considered to be independent currently defined in Rule 5605(a)(2) of the Nasdaq Listing Rules. The Compensation Committee’s membership is determined by the committee and the full Board. In 2011, the Compensation Committee met a total of six times (including the four times it met as a part of the Compensation and Corporate Governance and Nominating Committee before such committee was reconstituted into two separate committees).

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee of the Board (formerly a part of the Compensation and Corporate Governance and Nominating Committee until it was reconstituted into two separate committees in May 2011) develops and implements policies and procedures and oversees corporate governance matters, including the evaluation of Board performance and processes, and recommends qualified candidates for Board membership to the Board for nomination to the Board and election by the stockholders.

For Board membership, the Corporate Governance and Nominating Committee takes into consideration applicable laws and regulations (including the Nasdaq listing standards), diversity, age, skills, experience, integrity, ability to make independent analytical inquires, understanding of the Company’s business and business environment, willingness to devote adequate time and effort to Board responsibilities and other relevant factors.

The Corporate Governance and Nominating Committee reviews candidates for director in the context of the current composition, skills and expertise of the Board, the operating requirements of the Company and the interests of stockholders. In the case of new director candidates, the Corporate Governance and Nominating Committee determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards and applicable SEC rules and regulations. The Corporate Governance and Nominating Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Corporate Governance and Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the functions and needs of the Board. The Corporate Governance and Nominating Committee meets to discuss and consider such candidates’ qualifications. All members of the Corporate Governance and Nominating Committee and the Chairman, Chief Executive Officer and President then interview candidates that the Corporate Governance and Nominating Committee believes have the requisite background, before recommending a nominee to the Board, which votes to elect the nominees.

The Corporate Governance and Nominating Committee will consider director candidates recommended by stockholders. Though the committee has not established a formal policy with regard to consideration of director candidates recommended by stockholders, in March 2010 the Board adopted the Amended and Restated Bylaws which, among other things, included modifications to (i) existing provisions providing for advance notice of stockholder nominations to expand the disclosure stockholders must provide regarding themselves when submitting nominations for consideration; (ii) require stockholders nominating directors to disclose the same information about proposed director nominees that would be required if the director nominee were submitting a proposal, and require the director nominees to complete a questionnaire and representation and agreement with respect to their background, any voting commitments or compensation arrangements and their commitment to abide by the Company’s policies and guidelines; (iii) require stockholders to update the disclosures described above as of the record date for the meeting of stockholders and as of the date that is ten business days prior to the date of the meeting or any adjournment or postponement thereof; and (iv) clarify that the requirements set forth in the Amended and Restated Bylaws apply to all stockholder director nominees. The Board believes that such rigorous procedures set forth in the Amended and Restated Bylaws is currently sufficient and the establishment of a formal policy is not necessary. To date, the Corporate Governance and Nominating Committee has not received a director nominee from any stockholder. Stockholders who wish to recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to the Board may do so by delivering a written recommendation by certified mail only, c/o the Chairman or Secretary, at the following address: InterMune, Inc., 3280 Bayshore Boulevard, Brisbane, California 94005 no sooner than 120 days and no later than 90 days prior to the anniversary date of the Company’s last annual meeting of stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of the Company’s stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The Corporate Governance and Nominating Committee will evaluate any director candidates that are properly recommended by stockholders in the same manner as it evaluates all other director candidates, as described above.

In May 2011, the Board approved the Charter of the Corporate Governance and Nominating Committee of the Board of Directors, which can be found on our corporate website at http://www.intermune.com/pdf/Charter_of_the_Governance_and_Nominating_Committee.pdf. The Corporate Governance and Nominating Committee is currently composed of Drs. Healy and Kabakoff. Dr. Kabakoff is currently the Chairman of the committee. Each of Drs. Healy and Kabakoff are considered to be independent currently defined in Rule 5605(a)(2) of the Nasdaq Listing Rules. In 2011, the Corporate Governance and Nominating Committee (as a part of the Compensation and Corporate Governance and Nominating Committee before such committee was reconstituted into two separate committees) met four times.

Science Committee

In March 2007, the Board created a Science Committee. In July 2007, the Board approved the Science Committee charter, which is posted on our corporate website at http://www.intermune.com/pdf/LEGAL12120v2Science_Committee_Charter.pdf. The Science Committee is composed of Drs. Ekman, Healy and Kabakoff, and Dr. Ekman is currently the Chairman of the committee.

Stockholder Communications with the Board of Directors

The Board provides a procedure for stockholders to send written communications to the Board or any of the directors. Stockholders may send written communications to the Board or any of the directors by certified mail only, c/o the Chairman or Secretary, InterMune, Inc., 3280 Bayshore Boulevard, Brisbane, California 94005. All such written communications will be compiled by the Chairman or Secretary of the Company and submitted to the Board or the individual directors, as the case may be, within a reasonable period.

Reconstitution of the Compensation and Corporate Governance and Nominating Committee

In May 2008, the Board combined the Compensation Committee and the Corporate Governance and Nominating Committee into one committee, the Compensation and Corporate Governance and Nominating Committee. Between 2005 and 2007, the Company underwent a reorganization of its business which included, among other things, various asset divestitures and reduction in investments in certain field-based disease awareness activities with respect to idiopathic pulmonary fibrosis (IPF). Such reorganization led to a significant reduction in force in the Company. Given the Company’s more streamlined business and workforce, the Board believed at that time it was in the best interest of the Company to combine the functions of the Compensation Committee and the Corporate Governance and Nominating Committee into one committee to allow for more efficient decision-making.

In February 2011, the Company was granted marketing authorization for Esbriet® (pirfenidone) in all 27 member countries of the European Union (EU) for the treatment of adults with mild to moderate IPF. In order to successfully launch commercial operations in Europe for Esbriet and to support the marketing efforts therein, the Company began been working to expand its commercial infrastructure within the EU, including increasing its employee headcount in that region and establishing its European headquarters in Switzerland and opening local offices throughout other countries in Europe. In order to ensure a successful launch of its European commercial operations, the Company has expanded the number of its managerial, operational, financial and other employees in the EU, requiring additional resources and significant management attention. In light of this expanded commercial infrastructure and increased complexity in the Company’s business operations, the Board believed it appropriate to have the compensation function and the corporate governance and nominating function reside in two separate committees. Consequently, in May 2011, the Board reconstituted the Compensation and Corporate Governance and Nominating Committee into two separate committees, the Compensation Committee and the Corporate Governance and Nominating Committee.

Code of Business Conduct and Ethics

The Board has approved a Code of Business Conduct and Ethics, as amended (the “Code”) applicable to all of our employees and to the members of the Board. The purpose of the Code is to deter wrongdoing and to promote, among other things:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications that we make;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code;

•	the prompt public disclosure of any waivers under the Code granted to any of our executive officers, including our Chief Executive Officer, Chief Financial Officer and Controller; and

•	accountability for adherence to the Code.

The Code is available on our corporate website at http://www.intermune.com/pdf/Code_Conduct_Dec2011.pdf. If the Company grants any waiver from a provision of the Code with respect to any Company officer at the level of Vice President or above, the Company will promptly disclose in a Current Report filed with the SEC on Form 8-K the nature of the waiver along with the reasons for the waiver.

Risk Oversight

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a Company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company. The full Board participates in a regular and ongoing assessment of enterprise risk management in consultation with the Company’s senior management including the Chief Executive Officer, the Chief Financial Officer and the General Counsel. In this process, risk is assessed throughout the business, focusing on three primary areas of risk: financial risk, legal compliance risk and operational strategic risk.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit and Compliance Committee focuses on financial and compliance risks including internal controls. The Audit and Compliance Committee, receives an annual risk assessment report from the Company’s external auditors, assists the Board in fulfilling its oversight responsibility with respect to regulatory, healthcare compliance and public policy issues that affect the Company and works closely with the Company’s legal and regulatory groups. In addition, the Corporate Governance and Nominating Committee monitors the effectiveness of our corporate governance guidelines and governance procedures, including our leadership structure. The Compensation Committee consider risks related to succession planning, the attraction and retention of talent and risks relating to the design of compensation programs and arrangements. The Compensation Committee also reviews compensation and benefits plans affecting employees in addition to those applicable to executive officers. The full Board considers strategic risks and opportunities and regularly receives detailed reports from the Audit and Compliance Committee, the Compensation Committee and the Corporate Governance and Nominating Committee regarding risk oversight in their areas of responsibility. The risk oversight functions of the Board and its committees described above do not necessarily have any material effect on the Company’s leadership structure.

Assessment of Compensation Risk

The Compensation Committee has reviewed the Company’s compensation program and believes that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company in the future. Although performance-based compensation constitutes a significant percentage of our executives’ overall total compensation (and, the Compensation Committee believes, thereby motivates our executives to help fulfill our corporate mission and vision, including specific and focused Company performance objectives), the non-performance based compensation also is a sufficiently high percentage of overall total compensation that the Compensation Committee does not believe that unnecessary or excessive risk taking is encouraged by the performance-based compensation. In addition, a significant portion of executives’ annual, recurring performance-based compensation is in the form of long-term equity incentives that the Compensation Committee does not believe encourages unnecessary or excessive risk because they generally vest over a three to four-year period of time, thereby focusing the executives on the Company’s long-term interests. The Compensation Committee believes that performance-based compensation does not constitute a significant percentage of our non-executive employees’ overall total compensation, and therefore does not encourage such employees to take unnecessary or excessive risk.

By design, the Compensation Committee does not believe our compensation policies and practices for any of our employees, including executives, incentivize excessive risk taking. The Compensation Committee does not believe the base salary component of the Company’s compensation practices encourages risk-taking because it is a fixed amount. The current annual cash incentive program has the following risk-limiting characteristics:

•	Annual cash incentive awards to each employee are limited to a fixed maximum as part of the annual cash incentive program;

•	Awards are made based on a review of a variety of indicators of performance, thus diversifying the risk associated with any single indicator of performance;

•	Annual cash incentive awards are not made in the form of stock options, which may provide an asymmetrical incentive to take unnecessary risks to increase Company stock price; and

•	Members of the Committee recommend to the Board the final annual cash bonus awards in their discretion, after their review of individual and corporate performance.

In addition, our annual equity incentive award program has the following risk-limiting characteristics:

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Annual equity grants are awarded based on the recommendation of the Compensation Committee’s independent consultant, which in turn bases its recommendations on market metrics and the practices of pre-defined comparator companies; and

•	Equity awards vest over a multiple of years, which aligns the interests of employees to long-term stockholder interests.

As a matter of best practice, the Compensation Committee will continue to monitor our compensation policies and practices.

2011 AUDIT AND COMPLIANCE COMMITTEE REPORT(1)

The Audit and Compliance Committee, currently composed of Mr. Drapeau (Chairman) and Drs. Healy and Kabakoff, oversees the Company’s financial reporting process on behalf of the Board as well legal and compliance matters relating to the Company’s operations. The Audit and Compliance Committee meets with the independent registered public accounting firm, Ernst & Young LLP, with and without management present, to discuss the results of Ernst & Young LLP’s examinations and evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. In addition, the Audit and Compliance Committee meets with the Company’s General Counsel to discuss her respective examination and evaluation of legal and compliance matters relating to the Company’s operations.

The members of the Audit and Compliance Committee are appointed by and serve at the discretion of the Board. The Audit and Compliance Committee held eight meetings during 2011.

The Company’s management team has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit and Compliance Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management and the unaudited financial statements in the Quarterly Reports on Form 10-Q, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Company’s General Counsel has the primary responsibility for managing compliance and legal matters relating to the Company’s operations, including conducting employee compliance training, interfacing with governmental agencies in connection with various types of inquiries and managing litigation.

The Audit and Compliance Committee, among other things, is responsible for reviewing, approving and managing the engagement of the independent registered public accounting firm, including the scope, extent and procedures of the annual audit and compensation to be paid, and all other matters the Audit and Compliance Committee deems appropriate, including the auditors’ accountability to the Board and the Audit and Compliance Committee. The Audit and Compliance Committee reviewed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit and Compliance Committee under generally accepted auditing standards and those matters required to be discussed by SAS 61, as amended and as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T, which addresses communications between the Company’s independent registered public accounting firm and the Audit and Compliance Committee.

In addition, the Audit and Compliance Committee discussed with the independent registered public accounting firm its independence from management and the Company, including the matters and disclosures received in the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and has considered the compatibility of non-audit services with the auditors’ independence. The Audit and Compliance Committee also discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audits and the Audit and Compliance Committee reviewed and made non-material changes to the Audit and Compliance Committee’s charter. The Audit and Compliance Committee also receives regular updates from the Company’s General Counsel on compliance and legal matters facing the Company.

In reliance on the reviews and discussions referred to above, the Audit and Compliance Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC. The Audit and Compliance Committee has also retained Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012.

AUDIT AND COMPLIANCE COMMITTEE

Louis Drapeau — Chairman
James I. Healy, M.D., Ph.D.
David S. Kabakoff, Ph.D.

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Compliance Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm to serve as the Company’s independent auditors for the year ending December 31, 2012 and has further directed management to submit the Audit and Compliance Committee’s selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since January 2000. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. In the event the stockholders do not ratify such appointment, the Board will reconsider its selection.

AUDITOR’S FEES

Audit Fees. The aggregate fees billed by Ernst & Young LLP for the audit of the Company’s financial statements, review of the Company’s interim financial statements, review of SEC registration statements, issuance of comfort letters and consents for the year ended December 31, 2011 were $1,055,832 and for the year ended December 31, 2010 were $910,824.

Audit-Related Fees. Ernst & Young LLP did not provide any audit-related services to the Company during 2011 or 2010.

Tax Fees. The aggregate fees billed by Ernst & Young LLP in relation to the preparation and review of the Company’s income tax returns and for general tax advice provided for the year ended December 31, 2011 and for the year ended December 31, 2010 were as follows:

	2011	2010
Assistance with State and Federal income tax returns preparation	$161,179	$6,794

All Other Fees. Ernst & Young LLP did not provide any other services to the Company during 2011 or 2010.

Pursuant to the Audit and Compliance Committee’s charter, the Audit and Compliance Committee reviews, and prior to initiation of services, authorizes all non-audit services provided to the Company by the independent registered public accounting firm, and considers the possible effect of such services on the independence of such auditors. The Audit and Compliance Committee by prior resolution may pre-approve non-audit services. The Audit and Compliance Committee has determined that the non-audit services provided by Ernst & Young LLP in 2011 were compatible with maintaining the auditors’ independence. The Audit and Compliance Committee pre-authorizes all audit and non-audit services conducted by Ernst & Young LLP. Ernst & Young LLP may not perform any non-audit services except as pre-authorized by the Audit and Compliance Committee or its Chairman. The Audit and Compliance Committee has not pre-authorized the Company to engage Ernst & Young LLP to perform any non-audit services for 2012.

Stockholder ratification of the Audit and Compliance Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Company’s Amended and Restated Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit and Compliance Committee and the Board may reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit and Compliance Committee may engage different independent registered public accounting firms at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2

PROPOSAL 3

APPROVAL OF THE INTERMUNE, INC.

AMENDED AND RESTATED 2000 EQUITY INCENTIVE PLAN

On January 31, 2000, the Board originally adopted, and on March 20, 2000 the stockholders subsequently approved, the Company’s Amended and Restated 2000 Equity Incentive Plan (the “Incentive Plan”). The Incentive Plan was subsequently amended by the Board on April 4, 2002 and June 19, 2002 and approved by the stockholders on June 19, 2002, was amended and restated by the Board on April 2, 2004 and March 7, 2007 and then amended by the Board on April 27, 2006, and subsequently approved by the stockholders on May 27, 2004 and May 15, 2007, respectively, and was amended by the Board on March 9, 2009 and March 21, 2011 and approved by the stockholders on May 21, 2009 and May 10, 2011, respectively. On March 26, 2012, the Board approved the Restated Plan (as defined below) subject to stockholder approval. Upon stockholder approval of the Restated Plan, no additional awards will be made under the Company’s Amended and Restated 2000 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”).

We are seeking approval from our stockholders of an amended and restated Incentive Plan (the “Restated Plan”) providing for the changes to the Incentive Plan discussed below. The Restated Plan is intended to amend and restate in its entirety the Incentive Plan. The Directors’ Plan will terminate in connection with the stockholder’s approval of the Restated Plan. The Board has adopted, subject to stockholder approval, the Restated Plan for the benefit of members of the Board, employees, and consultants.

The Restated Plan is substantially similar to the current Incentive Plan, except that:

•

The Restated Plan increases the number of shares authorized for issuance from 12,728,226 under the current Incentive Plan to 15,398,320 shares, which represents (i) an increase of 1,700,000 shares plus (ii) the 970,094 shares which as of April 15, 2012 are available for issuance under the Directors’ Plan or are subject to awards under the Directors’ Plan which are forfeited or lapse unexercised and which following April 15, 2012 are not issued under the Directors’ Plan.

•

The Company no longer has a separate Directors’ Plan for granting awards to non-employee members of our Board, instead the Company intends to use the Restated Plan to grant stock awards to non-employee directors pursuant to a written non-discretionary formula established by the Board, which will set forth the type of stock award(s) to be granted to non-employee directors, the number of shares of Common Stock to be subject to such awards, and the conditions on which such awards shall be granted, become exercisable and/or payable and expire.

•

The Restated Plan provides for minimum vesting periods for full value awards (i.e., stock purchase awards or stock bonus awards), such that full value awards that vest solely based on the passage of time must vest over a period of not less than three years and performance awards must vest over a period of not less than one year, except as may be determined by the Board in the event of a participant’s death, disability or retirement, or in connection with a change in control. These vesting limitations will not apply to 10% of the shares of common stock available for issuance granted to any one or more participants.

The Incentive Plan currently provides for an aggregate of 12,728,226 shares to be issued under the Incentive Plan. As of April 15, 2012, 5,884,766 shares of common stock remained available for issuance under the Incentive Plan. The Directors’ Plan currently provides for an aggregate of 1,270,000 shares to be issued under the Directors’ Plan. As of April 15, 2012, 970,094 shares of common stock remained available for issuance under the Directors’ Plan.

REASONS FOR THE RESTATED PLAN

The Board adopted the Restated Plan to provide the Company with more flexibility in granting equity incentives to current and new employees and members of the Board and to ensure that the Company can continue to grant equity incentives at levels determined appropriate by the Board. The Board believes that the Restated Plan is in the best interest of stockholders and the Company, as equity awards granted under the plan help to attract, motivate, and retain talented employees, non-employee directors, advisors and consultants, align employee and stockholder interests, link employee compensation with company performance, and maintain a culture based on employee stock ownership. Equity is a significant component of total compensation for our employees and other service providers. If the Board and management granted fewer equity awards to employees, they would need to provide compensation in other forms (such as cash) to provide a total compensation package that is competitive with other companies. The proposed Restated Plan is attached to this proxy statement as Appendix A. The essential features of the Restated Plan are summarized below. The summary is qualified in its entirety by reference to the full text of the Restated Plan.

The Board also approved the Restated Plan to conform to industry best practices in equity incentive plans by ensuring the Restated Plan contained features designed to address potential stockholder concerns related to equity incentive plans, such as establishing minimum vesting periods for full value awards.

The addition of the new shares as provided in the amendment, when added to shares currently available under the Incentive Plan, will support our 2012-2013 annual equity grant cycle and allow for expected recruitment and retention grants we may require during fiscal year 2012. As a company growing in size in the competitive global pharmaceutical market and constantly seeking new and talented employees and board members, we believe the requested share increase is reasonable, consistent with comparable companies and necessary to continue to attract, motivate, and retain talented employees and non-employee directors.

If this Proposal 3 is adopted, a maximum of 15,398,320 shares of common stock will be reserved for issuance under the Restated Plan. The Board believes this number represents reasonable potential equity dilution and provides a significant incentive for officers, employees, non-employee directors and consultants to increase the value of the Company for all stockholders. If this Proposal is approved, this increase of 1,700,000 shares in the amount of shares reserved for issuance under the Incentive Plan represents approximately 2.6% of the outstanding shares of common stock of the Company as of April 5, 2012. The purpose of this increase is to secure an adequate number of shares for future awards for the next couple of years.

SUMMARY OF RESTATED PLAN

The essential features of the Restated Plan are summarized below. The following description of the Restated Plan is a summary only and stockholders are encouraged to read the full text of the Restated Plan, which is attached as Appendix A to this proxy statement. The summary is qualified in its entirety by reference to the full text of the Restated Plan.

Section 162(m)

Our Board continues to believe that it is in our best interests and those of our stockholders to continue to provide for an equity incentive plan under which stock-based compensation awards made to the Company’s executive officers can qualify for deductibility by the Company for federal income tax purposes. Accordingly, like the Incentive Plan, the Restated Plan has been structured in a manner such that awards under it may satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) of the IRC (“Section 162(m)”). In general, under Section 162(m), in order for the Company to be able to deduct compensation in excess of $1 million paid in any one year to the Company’s Chief Executive Officer or any of the Company’s three other most highly compensated executive officers (other than the Company’s Chief Financial Officer), such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Company’s stockholders. For purposes of Section 162(m), the material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goal. With respect to the various types of awards under the Restated Plan, each of these aspects is discussed below, and stockholder approval of the Restated Plan will be deemed to constitute approval of each of these aspects of the Restated Plan for purposes of the approval requirements of Section 162(m).

General

The Restated Plan provides for the grant of incentive stock options, non-statutory stock options, stock bonuses and restricted stock purchase awards (collectively “awards”). Incentive stock options granted under the Restated Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “IRC”). Non-statutory stock options granted under the Restated Plan are not intended to qualify as incentive stock options under the IRC. (See “Federal Income Tax Information” for a discussion of the tax treatment of awards.)

Purpose

The Board adopted the Restated Plan to provide a means by which employees, directors and consultants of the Company and its affiliates may be given an opportunity to purchase equity in the Company, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company and its affiliates. As of March 31, 2012, all of the approximately 206 employees (including 10 executive officers) and the 8 non-employee directors of the Company and its affiliates were eligible to participate in the Incentive Plan. While the Incentive Plan provides that consultants of the Company and its affiliates may be eligible to participate in the Incentive Plan, except in limited circumstances, consultants are normally not granted equity awards by the Company, and our non-employee directors generally received equity grants under the Directors’ Plan rather than the Incentive Plan.

The following table sets forth, as of December 31, 2011, the equity award grants made under the Incentive Plan since its adoption.

	Equity Awards Granted Under Incentive Plan
	No. Options	No. of Stock Awards
Named Executive Officers:
Daniel G. Welch	1,617,500	359,500
John Hodgman	280,000	80,666
Steven Porter, M.D., Ph.D.	461,250	96,500
Marianne Porter, Ph.D.	379,250	96,166
Giacomo Di Nepi	192,500	27,000
All Current Executive Officers as a Group:	4,135,503	1,031,997
Non- Executive Directors as a Group:	892,397	5,058
All Non-Executive Officer Employees as a Group:	14,674,793	1,733,189

Administration

The Board administers the Restated Plan. Subject to the provisions of the Restated Plan, the Board has the power to construe and interpret the Restated Plan and to determine the persons to whom and the dates on which awards will be granted, the number of shares of common stock to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration and other terms of the award.

The Board has the power to delegate administration of the Restated Plan to a committee, composed of one or more members of the Board. In the discretion of the Board, a committee may consist solely of two or more outside directors in accordance with Section 162(m) or solely of two or more non-employee directors in accordance with Rule 16b-3 of the Exchange Act. The Board may also delegate to a committee of one or more officers of the Company to grant or amend options to non-executive committee level employees. The Board has delegated administration of the Restated Plan to the Compensation Committee of the Board. As used herein with respect to the Restated Plan, the “Board” refers to any committee the Board appoints as well as to the Board itself.

The regulations under Section 162(m) require that the directors who serve as members of the committee must be “outside directors.” The Restated Plan provides that, in the Board’s discretion, directors serving on the committee may be “outside directors” within the meaning of Section 162(m). This limitation would exclude from the committee directors who are (i) current employees of the Company or an affiliate, (ii) former employees of the Company or an affiliate receiving compensation for past services (other than benefits under a tax-qualified pension plan), (iii) current and former officers of the Company or an affiliate, (iv) directors currently receiving direct or indirect remuneration from the Company or an affiliate in any capacity (other than as a director), and (v) any other person who is otherwise not considered an “outside director” for purposes of Section 162(m).

Stock Subject to the Restated Plan

Pursuant to the Board’s approval of the Restated Plan and subject to stockholder approval of this Proposal, an aggregate of 15,398,320 shares of common stock have been reserved for issuance under the Restated Plan, which includes (i) an increase of 1,700,000 shares from the shares reserved for issuance under the Incentive Plan plus (ii) the 970,094 shares which as of April 15, 2012 are available for issuance under the Directors’ Plan or are subject to awards under the Directors’ Plan which are forfeited or lapse unexercised and which following April 15, 2012 are not issued under the Directors’ Plan. If awards granted under the Restated Plan, including the Incentive Plan and Directors’ Plan, expire or otherwise terminate without being exercised, the shares of common stock not acquired pursuant to such awards again become available for issuance under the Restated Plan. If the

Company reacquires unvested stock issued under the Restated Plan, the reacquired stock will not be available for issuance under the Restated Plan, and if shares subject to an award are not delivered to a participant because the shares are withheld for the payment of taxes or the award is exercised through the reduction of the number of shares subject to the award (i.e., a “net exercise”), the number of shares not delivered to the participant will not remain available for issuance under the Restated Plan. In addition, the issuance of each single share of common stock through the granting of a stock purchase award or stock bonus award will reduce the number of shares available for issuance under the Restated Plan by the equivalent of 1.67 shares of common stock. Likewise, the forfeiture, expiration or other termination without being exercised a stock purchase award or stock bonus award will increase the number of shares available for issuance under the Restated Plan by the equivalent of 1.67 shares of common stock. The aggregate number of shares of common stock issuable under the Restated Plan pursuant to the exercise of all incentive stock options may not exceed 10,000,000 shares.

Eligibility

Incentive stock options may be granted under the Restated Plan only to employees (including officers) of the Company and its affiliates. Employees (including officers), directors and consultants of both the Company and its affiliates are eligible to receive all other types of awards under the Restated Plan.

No incentive stock option may be granted under the Restated Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the Restated Plan and all other such plans of the Company and its affiliates) may not exceed $100,000. No employee may be granted options under the Restated Plan exercisable for more than 1,000,000 shares of common stock during any calendar year (“Section 162(m) Limitation”).

Terms of Options

The following is a description of the permissible terms of options under the Restated Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

Exercise Price; Payment. The exercise price of incentive stock options may not be less than 100% of the fair market value of the stock subject to the option on the date of the grant and, in some cases (see “Eligibility” above), may not be less than 110% of such fair market value. The exercise price of non-statutory options may not be less than 100% of the fair market value of the stock on the date of grant. If options were granted to covered executives with exercise prices below fair market value, deductions for compensation attributable to the exercise of such options could be limited by Section 162(m). (See “Federal Income Tax Information.”) As of April 15, 2012, the closing price of the Company’s common stock as reported on the Nasdaq Global Select Market was $11.40 per share.

The exercise price of options granted under the Restated Plan must be paid either in cash at the time the option is exercised or at the discretion of the Board, (i) by delivery of other common stock of the Company, (ii) pursuant to a deferred payment or other similar arrangement, (iii) by a “net exercise” of the option, (iv) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of shares, results in either the receipt of cash by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds, or (v) in any other form of legal consideration acceptable to the Board.

Option Exercise. Options granted under the Restated Plan may become exercisable in cumulative increments (“vest”) as determined by the Board. Shares covered by currently outstanding options under the Restated Plan typically vest as follows: one quarter of the grant vests after the first year, and the remainder vests monthly for three years during the participant’s employment by, or service as a director or consultant to, the Company or an affiliate (collectively, “service”). Shares covered by options granted in the future under the Restated Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may vest or be exercised. In addition, options granted under the Restated Plan may permit exercise prior to vesting, but in such event the participant may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase unvested shares, generally at their exercise price, should the participant’s service terminate before vesting. To the extent provided by the terms of an option, a participant may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the participant, by delivering already-owned common stock of the Company or by a combination of these means.

Term. The maximum term of options under the Restated Plan is seven years, except that in certain cases (see “Eligibility” above) the maximum term is five (5) years. Options under the Restated Plan generally terminate three months after termination of the participant’s service unless (i) such termination is due to the participant’s permanent and total disability (as defined in the IRC), in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of such termination; (ii) the participant dies before the participant’s service has terminated, or within three months after termination of such service, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the participant’s death) within 18 months of the participant’s death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (iii) the option by its terms specifically provides otherwise. A participant may designate a beneficiary who may exercise the option following the participant’s death. Individual option grants by their terms may provide for exercise within a longer period of time following termination of service.

The option term generally is not extended in the event that exercise of the option within these periods is prohibited. A participant’s option agreement may provide that if the exercise of the option following the termination of the participant’s service would be prohibited because the issuance of stock would violate the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”), then the option will terminate on the earlier of (i) the expiration of the term of the option, or (ii) three months after the termination of the participant’s service during which the exercise of the option would not be in violation of such registration requirements.

Transferability. The participant may not transfer an incentive stock option otherwise than by will or by the laws of descent and distribution. During the lifetime of the participant, only the participant may exercise an incentive stock option. The Board may grant non-statutory stock options that are transferable generally to the extent provided in the stock option agreement, although a non-statutory stock option may not be sold, pledged, assigned, hypothecated, transferred or disposed of for consideration. Shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer that the Board deems appropriate.

Terms of Stock Purchase Awards

Payment. The Board determines the purchase price under a stock purchase award, but the purchase price may not be less than the par value of the shares subject to the stock purchase award. The purchase price of stock acquired pursuant to a stock purchase award under the Restated Plan must be paid either (i) in cash at the time of purchase or at the discretion of the Board, (ii) pursuant to a deferred payment or other similar arrangement or (iii) in any other form of legal consideration acceptable to the Board.

Vesting. Shares of stock sold or awarded under the Restated Plan may, but need not be, subject to a repurchase option in favor of the Company in accordance with a vesting schedule as determined by the Board. The Board has the power to accelerate the vesting of stock acquired pursuant to a restricted stock purchase agreement under the Restated Plan.

Restrictions on Transfer. Rights under a stock purchase award may not be transferred except where such assignment is required by law or expressly authorized by the terms of the applicable stock purchase award agreement, provided that a right to receive shares pursuant to a stock purchase award may not be sold, pledged, assigned, hypothecated, transferred or disposed of for consideration.

Terms of Stock Bonus Awards

Payment. A stock bonus award may be granted in consideration of past service without a cash payment.

Vesting. Shares of stock awarded as a stock bonus under the Restated Plan may, but need not be, subject to forfeiture to the Company in accordance with a vesting schedule as determined by the Board. The Board has the power to accelerate the vesting of stock acquired pursuant to a stock bonus award under the Restated Plan.

Restrictions on Transfer. Rights under a stock bonus award may not be transferred except where such assignment is required by law or expressly authorized by the terms of the applicable stock bonus award agreement, provided that a right to receive shares from a stock bonus award may not be sold, pledged, assigned, hypothecated, transferred or disposed of for consideration.

Full Value Award Limitations

Except as may be determined by the Board in the event of a participant’s death, disability or retirement, or in connection with a change in control event, all stock purchase awards and stock bonus awards that vest solely based on the passage of time must vest over a period of not less than three years and performance awards must vest over a period of not less than one year (which will include fully-vested awards granted in lieu of cash awards that have been earned based on a performance period of at least one year). These vesting limitations will not apply to a limited basket consisting of up to 10% of the shares of common stock available for issuance (as described in more detail above) granted to any one or more participants.

Awards to Non-Employee Directors

In place of a separate Directors’ Plan, the Restated Plan provides that the Board may grant stock awards to non-employee directors pursuant to a written non-discretionary formula established by the Board, which will set forth the type of stock award(s) to be granted to non-employee directors, the number of shares of common stock to be subject to such awards, and the conditions on which such awards shall be granted, become exercisable and/or payable and expire.

Adjustment Provisions

Transactions not involving receipt of consideration by the Company, such as a merger, consolidation, reorganization, stock dividend or stock split, may change the type(s), class(es) and number of shares of common stock subject to the Restated Plan and outstanding awards. In that event, the Restated Plan will be appropriately adjusted as to the type(s), class(es) and the maximum number of shares of common stock subject to the Restated Plan and the Section 162(m) Limitation, and outstanding awards will be adjusted as to the type(s), class(es), number of shares and price per share of common stock subject to such awards.

Effect of Certain Corporate Transactions

In the event of (i) the sale, lease, license or other disposition of all or substantially all of the assets of the Company (including without limitation, dissolution or liquidation of the Company), (ii) a merger or consolidation in which the Company is not the surviving corporation, or (iii) a reverse merger in which the Company is the surviving corporation but the shares of common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise

(collectively, “corporate transaction”), any surviving or acquiring corporation may continue or assume awards outstanding under the Restated Plan or may substitute similar awards. If any surviving or acquiring corporation does not assume such awards or substitute similar awards, then with respect to awards held by participants whose service with the Company or an affiliate has not terminated, the vesting of such awards (and, if applicable, the time during which such awards may be exercised) will be accelerated in full and the awards will terminate if not exercised (if applicable) at or prior to the effective date of the corporate transaction. With respect to any other stock awards outstanding under the Restated Plan, such stock awards will terminate if not exercised (if applicable) prior to such event.

Amendment of Terms

The Board may amend the terms of one or more outstanding options or any other stock awards at any time, provided that no amendment of an award may impair the rights of the participant without the participant’s written consent.

Repricing Limitation

The Board may not, without first obtaining the approval of the Company’s stockholders (i) reduce the exercise price of any outstanding option under the Restated Plan, (ii) cancel any outstanding option under the Restated Plan and replace it with an option with a lower exercise price, (iii) accept any outstanding option in exchange for a new option with a lower exercise price, or (iv) take any other action that is treated as a repricing under generally accepted accounting principles.

Duration, Amendment and Termination

The Board may suspend or terminate the Restated Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the Restated Plan will terminate on June 4, 2022.

The Board may also amend the Restated Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within 12 months before or after its adoption by the Board to the extent such approval is necessary to satisfy the requirements of Section 422 of the IRC, Rule 16b-3 under the Exchange Act or any Nasdaq or securities exchange listing requirements. The Board may submit any other amendment to the Restated Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain executive officers. In addition, no amendment of the Restated Plan may impair the rights of a participant with respect to any outstanding award without the participant’s written consent.

Federal Income Tax Information

The following is a general summary under current law of the material U.S. federal income tax consequences with respect to awards granted under the Restated Plan. This summary is provided only for general information purposes and it does not cover, among other things, state and local tax treatment of participants in the Restated Plan. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. This summarized tax information is not tax advice.

Incentive Stock Options. Incentive stock options under the Restated Plan are intended to be eligible for the favorable federal income tax treatment accorded “incentive stock options” under the IRC.

There generally are no federal income tax consequences to the participant or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant’s alternative minimum tax liability, if any.

If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the participant upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss. Generally, if the participant disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (ii) the participant’s actual gain, if any, on the purchase and sale. The participant’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year. To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

Non-statutory Stock Option, Stock Purchase Awards and Stock Bonus Awards. Non-statutory stock options, stock purchase awards and stock bonus awards granted under the Restated Plan generally have the following federal income tax consequences.

There are no tax consequences to the participant or the Company by reason of the grant. Upon acquisition of the stock, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

Potential Limitation on Company Deductions. Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if the award is granted by a compensation committee comprised solely of “outside directors” and either (i) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the award is no less than the fair market value of the stock on the date of grant, or (ii) the award is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the award is approved by stockholders.

Awards to purchase restricted stock and stock bonus awards will qualify as performance-based compensation under the Treasury Regulations only if (i) the award is granted by a compensation committee comprised solely of “outside directors,” (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied and (iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount — or formula used to calculate the amount — payable upon attainment of the performance goal).

Section 409A of the Code. Certain types of awards under the Restated Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties). To the extent applicable, the Restated Plan and awards granted under the plan will be structured and interpreted to comply with, or be exempt from, Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A. To the extent determined necessary or appropriate by the Committee, the Restated Plan and applicable award agreements may be amended without award holder consent to exempt the applicable awards from Section 409A of the Code or to comply with Section 409A.

NEW PLAN BENEFITS

The effectiveness of the Restated Plan is dependent on receiving stockholder approval. The granting of awards under the Restated Plan to directors, officers, employees and consultants is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group of employees. The following table shows the grant date fair value of grants made by the Company and the corresponding number of awards that were granted under the Incentive Plan for the fiscal year ended December 31, 2011.

	Compensation Expense Dollar Value ($)(1)	No. Awards Granted Under Incentive Plan
Named Executive Officers:
Daniel G. Welch	3,148,880	112,000
John Hodgman	688,818	24,500
Steven Porter, M.D., Ph.D.	688,818	24,500
Marianne Porter, Ph.D.	688,818	24,500
Giacomo Di Nepi	1,393,208	24,500
All Current Executive Officers as a Group:	9,363,810	333,000
Non- Executive Directors as a Group:	1,816,210	77,558
All Non-Executive Officer Employees as a Group:	18,648,680	783,085

(1)	Represents the grant date fair value calculated in accordance with the provisions of FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 14 to our consolidated financial statements included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of February 29, 2012 (except as otherwise noted) by (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table below (the “Named Executive Officers”); (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company based on publicly available records to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Name and, in the Case of Greater Than 5% Stockholders, Address of Beneficial Owner	Number of Shares	Shares Issuable Under Options Exercisable Within 60 Days of February 29, 2012	Percent of Total Outstanding Shares Beneficially Owned
Fidelity Management & Research Company LLC(2)	7,230,479	—	11.1%
82 Devonshire Street Boston, MA 02109
QVT Financial LP(3)	6,548,736	—	10.0
1177 Avenue of the Americas, 9th Floor New York, NY 10036
Sectoral Asset Management, Inc.(4)	5,738,237	—	8.8
2120-1000 Sherbrooke St. West Montreal PQ H3A 3G4 Canada
D.E. Shaw & Co., Inc.(5)	5,104,925		7.8
120 W. 45th Street, Tower 45, 39th Floor New York, NY 10036
Bank of America(6)	4,946,681		7.6
100 North Tryon Street, Floor 25 Charlotte, NC 28255
Franklin Resources, Inc.(7)	4,888,340		7.5
1 Franklin Parkway, Building 920 San Mateo, CA 94403
Columbia Wanger Asset Management, LLC(8)	3,750,000		5.7
227 West Monroe Street, Suite 3000 Chicago, IL 60606
BlackRock, Inc.(9)	3,719,226	—	5.7
40 East 52nd Street New York, NY 10022
T. Rowe Price(10)	3,439,900		5.3
100 East Pratt Street Baltimore, MD 21202
Daniel G. Welch	151,600	893,208	1.6
John C. Hodgman	39,139	89,584	*
Giacomo Di Nepi	30,975	35,936	*
Steven B. Porter, M.D., Ph.D.	25,762	33,757	*
Marianne Porter, Ph.D.	25,762	33,582	*
Louis Drapeau	2,000	86,000	*
Lars G. Ekman, M.D., Ph.D.	—	119,003	*
James I. Healy, M.D., Ph.D.	4,150	187,335	*
David S. Kabakoff, Ph.D.	35,002	67,000	*
Jonathan S. Leff	96,207	187,499	*
Angus Russell	5,058	3,750	*
All executive officers and directors as a group	415,655	1,736,654	3.2

*	Less than one percent

(1)	This table is based upon information supplied by officers, directors and principal stockholders, and Schedule 13D’s and 13G’s filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 65,319,662 shares outstanding on February 29, 2012, adjusted as required by rules promulgated by the SEC. Unless otherwise indicated, the address of each of the individuals and entities listed in this table is c/o InterMune, Inc. at the address on the first page of this proxy statement.

(2)	Based upon a Schedule 13G/A filed with the SEC on February 14, 2012 by FMR LLC. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and a registered investment adviser, is the beneficial owner of the 8,404,690 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Growth Company Fund, amounted to 4,428,117 shares. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 7,230,346 shares. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

(3)	Based upon a Schedule 13G/A filed with the SEC on February 14, 2012 by QVT Financial LP (“QVT”). QVT is the investment manager for QVT Fund LP (the “Fund”), which beneficially owns 5,942,452 shares of Common Stock, consisting of 5,055,951 shares of Common Stock and an additional 886,501 shares of Common Stock issuable upon conversion of the Issuer’s convertible notes. QVT Financial is also the investment manager for Quintessence Fund L.P. (“Quintessence”), which beneficially owns 606,284 shares of Common Stock, consisting of 516,769 shares of Common Stock and an additional 89,515 shares of Common Stock issuable upon conversion of the Issuer’s convertible notes. QVT has the power to direct the vote and disposition of the Common Stock held by the Fund and Quintessence. Accordingly, QVT may be deemed to be the beneficial owner of an aggregate amount of 6,548,736 shares of Common Stock, consisting of the shares owned by, or underlying notes owned by, the Fund and Quintessence.

(4)	Based upon a Schedule 13G/A filed with the SEC on February 14, 2012 by Sectoral Asset Management Inc. (“Sectoral”), Jérôme G. Pfund and Michael L. Sjöström. Sectoral is a registered investment adviser and a parent holding company or control person. Sectoral, in its capacity as an investment adviser, has the sole right to dispose of or vote the shares. Jérôme G. Pfund and Michael L. Sjöström, together, hold majority of shares of Sectoral. Sectoral and Messrs. Pfund and Sjöström disclaim beneficial ownership of the shares held by Sectoral.

(5)

Based upon a Schedule 13G/A filed with the SEC on February 14, 2012 by D.E. Shaw & Co., Inc. (“DES”). By virtue of David E. Shaw’s position as President and sole shareholder of D. E. Shaw & Co., Inc., which is the general partner of D. E. Shaw & Co., L.P., which in turn is the manager and investment adviser of D. E. Shaw Valence Portfolios, L.L.C., the investment adviser of D. E. Shaw Oculus Portfolios, L.L.C., and the managing member of D. E. Shaw Investment Management, L.L.C. and D. E. Shaw Heliant Adviser, L.L.C., which in turn is the investment adviser of D. E. Shaw Heliant Portfolios, L.L.C., and by virtue of David E. Shaw’s position as President and sole shareholder of D. E. Shaw & Co. II, Inc., which is the managing member of D. E. Shaw & Co., L.L.C., which in turn is the manager of D. E. Shaw Oculus Portfolios, L.L.C. and the managing member of D. E. Shaw Heliant Manager, L.L.C., which in turn is the manager of D. E. Shaw Heliant Portfolios, L.L.C., David E. Shaw may be deemed to have the shared power to vote or direct the vote of 5,079,419 shares, and the shared power to dispose or direct the disposition of 5,104,925 shares, the 5,104,925 shares as described above constituting 7.8% of the outstanding shares and, therefore, David E. Shaw may be deemed to be the beneficial owner of such shares. David E. Shaw disclaims beneficial ownership of such 5,104,925 shares.

(6)	Based upon a Schedule 13G filed with the SEC on February 14, 2012 by Bank of America. The statement on Schedule 13G is filed by Bank of America Corporation on behalf of itself and its wholly owned subsidiaries Merrill Lynch Pierce Fenner & Smith, Merrill Lynch International, Merrill Lynch Professional Clearing Corporation and Bank of America N.A.

(7)	Based upon a Schedule 13G filed with the SEC on February 8, 2012 by Franklin Resources, Inc. The securities reported herein (the “Securities”) are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries (each, an “Investment Management Subsidiary” and, collectively, the “Investment Management Subsidiaries”) of Franklin Resources, Inc. (“FRI”).

(8)	Based upon a Schedule 13G filed with the SEC on February 10, 2012 by Columbia Wanger Asset Manager LLC (“Columbia”). Columbia is a registered investment advisor. Columbia has the sole power to vote or direct the vote of, and the sole power to dispose or direct the disposition of, the 3,750,000 shares.

(9)	Based upon a Schedule 13G/A filed with the SEC on February 4, 2012 by BlackRock, Inc. (“BlackRock”). BlackRock is a registered investment advisor. BlackRock has the sole power to vote or direct the vote of, and the sole power to dispose or direct the disposition of, the 3,719,226 shares. BlackRock is a parent holding company or control person.

(10)	Based upon a Schedule 13G filed with the SEC on February 10, 2012 by T. Rowe Price (“Price Associates”). Price Associates is a registered investment advisor. Price Associates has the sole power to vote or direct the vote of, and the sole power to dispose or direct the disposition of, the 3,439,900 shares. Price Associates is a parent holding company or control person.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2011, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with, with the exception of a late Form 4 filing for each of Messrs. John Hodgman and Howard Simon, Drs. Williamson Bradford, Marianne Porter, Steven Porter and Scott Seiwert and Ms. Robin Steele with respect to one (1) transaction each which was subsequently reported on a Form 4 on March 10, 2011 and a late Form filing for Mr. Louis Drapeau with respect to one (1) transaction which was subsequently reported on Form 4 on May 13, 2011.

DIRECTOR COMPENSATION

Compensation of Directors

Directors, other than the Lead Independent Director, who are neither employees of nor consultants to the Company (each, a “non-employee director”) receive an annual retention fee of $50,000, paid on a quarterly basis. The Lead Independent Director receives an annual retention fee of $75,000, paid on a quarterly basis.

Up until the fourth quarter of 2011, the Chairman of the Audit/Compliance Committee is paid an additional annual fee of $15,000, paid on a quarterly basis and each of the Chairmen of the Compensation/Corporate Governance & Nominating Committee and the Science Committee is paid an additional annual fee of $10,000, paid on a quarterly basis. Furthermore, each director is paid, on a quarterly basis, an additional $5,000 per year for each committee he or she serves on.

Effective as of the fourth quarter of 2011, the Chairman of the Audit/Compliance Committee is paid an additional annual fee of $20,000, paid on a quarterly basis; the Chairman of the Compensation Committee is paid an additional annual fee of $15,000, paid on a quarterly basis; and each of the Chairmen of the Corporate Governance & Nominating Committee and the Science Committee is paid an additional annual fee of $10,000, paid on a quarterly basis. Furthermore, each director is paid, on a quarterly basis, an additional $5,000 per year for each committee he or she serves on with the exception of the Compensation Committee where each director is paid an additional $7,500 per year for serving on such committee.

During 2011, the Company paid an aggregate of $355,625 for such retention and attendance fees. In accordance with Company policy, directors are also reimbursed for reasonable expenses in connection with attendance at Board and committee meetings. During 2011, the Company paid an aggregate of approximately $19,622 for such expenses.

Option Grants. Currently, options for common stock are granted under the Amended and Restated 2000 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”) and stock awards are made under the Incentive Plan pursuant to a policy adopted by the Company’s Board as follows:

•

each non-employee director is granted an initial award of 3,600 shares of restricted stock and an option to purchase 9,000 shares of the Company’s common stock (the “Initial Grants”) and additionally, each non-employee director who is initially appointed to the Board after the date of the annual grant described below but before the date of the next annual meeting of stockholders will receive a pro-rated award of up to 2,500 shares of restricted stock and an option to purchase a pro-rated portion of up to 6,000 shares for the portion of the year between such appointment and the next annual meeting;

•

on the day following each annual meeting of the Company’s stockholders, each non-employee director is automatically granted an award of 2,500 shares of restricted stock and an option to purchase 6,000 shares of the Company’s common stock; and

•

on the day following each annual meeting of the Company’s stockholders, if the Company has a non-employee Chairman of the Board, such Chairman is automatically granted, in addition to the annual option grant as a non-employee director, an award of 2,000 shares of restricted stock and an option to purchase 5,000 shares of the Company’s common stock and any person who is appointed as Chairman of the Board after the date of this annual grant but before the date of the next annual meeting of stockholders will receive a pro-rated award of up to 2,000 shares of restricted stock and an option to purchase a pro-rated portion of up to 5,000 shares for the portion of the year between such appointment and the next annual meeting.

These restricted stock awards and option grants are non-discretionary and are granted under the Incentive Plan and Directors’ Plan, respectively, and the Board’s policy without further action by the Company, the Board or its stockholders other than with respect to the initial grant of stock options and stock awards where such grants are confirmed and approved by the Stock Option Granting Committee (a subcommittee convened on the grant of authority by the Compensation Committee of the Board) on the fifth business day of each calendar month.

Vesting. For grants to a non-employee director in his or her capacity as a director, as long as the non-employee director continues to serve with the Company or any of its affiliates (whether in the capacity of a director, consultant or employee): (i) each Initial Grant of an option will vest in monthly installments commencing one month after the date of its grant, at the rate of 1/36th of the total number of shares subject to the option while the Initial Grant of restricted stock vests in three equal annual installments, and (ii) each annual option grant to purchase 6,000 shares will vest in monthly installments commencing one month after the date of its grant, at the rate of 1/12th of the total number of shares subject to the option while the annual restricted stock award grant vests in full on the date of the next annual meeting.

In the event the Company has a non-employee Chairman of the Board, such Chairman, in his or her capacity as Chairman, as long as such person continues to serve with the Company as Chairman, each option granted for 5,000 shares will vest in monthly installments commencing one month after the date of its grant, at the rate of 1/12th of the total number of shares subject to the option and each grant of 2,000 shares of restricted stock vests annually.

If an annual grant to a non-employee director or the Chairman of the Board is pro-rated because that person was appointed as a non-employee director or the Chairman of the Board, as the case may be, after the annual grant date, then the vesting schedule for that grant will be adjusted so that the pro-rated number of shares will vest in equal monthly installments between the grant date of the option and the Company’s next annual meeting of stockholders.

Exercise Price. Options have an exercise price equal to 100% of the fair market value of the Company’s common stock on the grant date.

On May 10, 2011, the Company granted options to purchase an aggregate of 60,000 shares under the Directors’ Plan in the individual amounts of: 12,000 each to Dr. Ekman, Dr. Healy, Mr. Leff, Dr. Kabakoff and Mr. Drapeau having a per share exercise price equal to $39.46, the closing trading price of the Company’s common stock on the grant date. On October 31, 2011in connection with his appointment to our Board of Directors, the Company granted to Mr. Russell options to purchase 12,500 shares having a per share exercise price equal to $25.50, the closing trading price of the Company’s common stock on the grant date. These shares were issued under the Directors’ Plan. Additionally, Mr. Russell received 5,058 shares of restricted stock on October 31, 2011. These shares were issued under the Incentive Plan.

Assuming the Restated Plan (Proposal 3) is approved by the stockholders at the Annual Meeting, the Company will no longer have a separate Directors’ Plan for granting awards to non-employee members of our Board. Instead the Company intends to use the Restated Plan to grant stock awards to non-employee directors pursuant to a written non-discretionary formula established by the Board, which will set forth the type of stock award(s) to be granted to non-employee directors, the number of shares of Common Stock to be subject to such awards, and the conditions on which such awards shall be granted, become exercisable and/or payable and expire.

Director Compensation Table

The following table sets forth summary information concerning the compensation awarded to, paid to or earned by each of our non-employee members of the Board for the year ended December 31, 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Louis Drapeau	$71,875	—	$291,229	$363,104
Lars Ekman, M.D., Ph.D.	90,625	—	291,229	381,854
James Healy, M.D., Ph.D.	64,375	—	291,229	355,604
David Kabakoff, Ph.D.	67,500	—	291,229	358,729
Jonathan Leff	61,250	—	291,229	352,479
Angus Russell(3)	—	$128,979	231,085	360,064

(1)

Represents the Accounting Standards Codification (“ASC”) Topic 718 grant date fair value of restricted stock awards granted on October 31, 2011. For a description of the assumptions made to arrive at these amounts, please see Note 13 to the Company’s financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. As of December 31, 2011, each of the following non-employee director held the following number of shares of restricted stock: Mr. Russell – 5,058 shares.

(2)	Represents the Accounting Standards Codification (“ASC”) Topic 718 grant date fair value of each option granted on May 10, 2010. For a description of the assumptions made to arrive at these amounts, please see Note 13 to the Company’s financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. As of December 31, 2011, each of the following non-employee directors held options to purchase the respective number of shares of the Company’s common stock: Mr. Drapeau – 87,000; Dr. Ekman – 120,003; Dr. Healy – 194,393; Dr. Kabakoff – 68,000; Mr. Leff – 198,499; and Mr. Russell – 12,500.

(3)	Mr. Russell joined the Board on October 31, 2011.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Overview of the Company’s Compensation Program

The Compensation Committee (the “Committee”), composed entirely of independent directors, as independence is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules, administers the Company’s executive and equity compensation programs. The Committee (i) oversees the Company’s compensation and benefit plans and policies, (ii) administers its stock plans (including reviewing and approving equity grants to all Company employees and making recommendations to the Board for equity grants to the Company’s executive officers) and (iii) reviews annually all compensation matters relating to the Company’s executive officers, including the Named Executive Officers, and makes recommendations to the Board, which has responsibility for approving all compensation matters relating to the Company’s executive officers, including the Chief Executive Officer. The Company’s Named Executive Officers for 2011 are Daniel G. Welch, Chairman, Chief Executive Officer and President; Giacomo Di Nepi, Senior Vice President and Managing Director, Europe; John Hodgman, Chief Financial Officer and Senior Vice President, Finance; Steven Porter, M.D., Ph.D., Chief Medical Officer and Senior Vice President, Clinical Affairs; and Marianne Porter, Ph.D., Senior Vice President, Chief Regulatory and Drug Safety Officer.

Executive Summary

Significant 2011 Business and Development Highlights.

•

On February 28, 2011, the Company received marketing authorization from the European Union to commercialize Esbriet® (pirfenidone). This was the Company’s first European regulatory approval and the first approved medicine for IPF in Europe. Gaining registration of a new medicine is a significant accomplishment for any company, particularly for a company the size of InterMune.

•

We recruited a professional senior leadership team to commercialize Esbriet in Europe based in our European headquarters in Reinach, Switzerland that was subsequently moved to Muttenz, Switzerland in early 2012, which included General Managers for the major countries in the EU.

•

During 2011, we created business infrastructures in the EU, establishing our EU headquarters and headquarters in the Top 5 countries of Germany, France, Italy, Spain and the United Kingdom to prepare for the commercial launch of Esbriet.

•

In March of 2011, we negotiated with the FDA the study protocol for a new Phase 3 study, ASCEND, to evaluate pirfenidone in IPF and support approval of pirfenidone for the treatment IPF in the United States.

•	In July of 2011, we initiated patient enrollment in ASCEND.

•	In September of 2011, we began the first commercial sales of Esbriet in Europe by launching the brand in Germany.

•

In September 2011, we completed a registered underwritten public offering of 4.6 million shares of our common stock and a concurrent registered underwritten public offering of $155.3 million aggregate principal amount of 2.50% convertible senior notes due 2018. The aggregate net proceeds from our concurrent offerings was approximately $255.0 million, after deducting underwriting discounts and commissions and related offering expenses.

•	During the second half of 2011, we submitted pricing and reimbursement dossiers for Esbriet and began discussions with government authorities in 13 different countries.

•	During the fourth quarter of 2011, we obtained pricing authorization for Esbriet and began preparations for commercialization in Austria, Norway and Finland.

•

Actimmune® sales of $20.2 million in 2011 were essentially unchanged compared with $20.0 million in 2010. Revenue from sales of Esbriet totaled $2.8 million in 2011. There were no sales of Esbriet in 2010, as Esbriet’s initial commercial launch was in Germany in September 2011.

Commitment to Pay-for-Performance. We believe a significant portion of our executives’ compensation should be variable and at risk and tied directly to our measurable performance. Consistent with this focus, the largest portion of our executives’ compensation is in the form of performance-based annual cash and long-term equity incentives. For 2011, 85% of the Chief Executive Officer’s target total compensation was comprised of at risk or variable pay (consisting of cash and equity incentives). Of this amount, 14% was a cash incentive award and 86% was a long term equity incentive grant.

Our annual cash incentive awards are based on satisfying corporate goals established for the year by the Board as well as on meeting individual performance objectives. The Committee believes that due to the Company’s business stage in 2011 as primarily focused on the clinical development, achievement of regulatory approval and initiation of commercialization activities in the European Union for Esbriet, traditional measures of corporate performance, including revenue, revenue growth or earnings per share, do not appropriately apply in reviewing performance of the Company and the Named Executive Officers.

The Board established 65 corporate objectives under our cash incentive program for 2011. Of these, the following objectives were considered more important:

•	Obtain Marketing Authorization Application (MAA) approval of pirfenidone for the treatment of idiopathic pulmonary fibrosis by April of 2011;

•	Gain agreement with the FDA of the study protocol for our Phase 3 study (ASCEND) on schedule;

•	Finalize the EU pricing & reimbursement strategy for Esbriet;

•	Establish an attractive price for the brand’s launch in Germany;

•	Enroll the first patient in ASCEND in the US on schedule;

•	Achieve the targeted number of enrolled patients in ASCEND by the end of 2011;

•	Launch Esbriet in Germany in September and achieve quantitative and qualitative metrics associated with a successful launch; and

•	Secure additional working capital and meet pre-determined financial targets, such as year-end cash balance.

For 2011, of the 65 corporate goals approved by the Board, the Company over-achieved 37% (24) of the corporate goals, the Company achieved 54% (35) of the corporate goals, 7% (5) of the corporate goals were not achieved by the Company, the most important of which was the targeted number of enrolled patients in

ASCEND by year-end, and 2% (1) of the corporate goals were modified by the Board during the year. The Company over-achieved an important corporate goal of securing working capital and meeting pre-determined financial targets by completing a successful financing in September of 2011 pursuant to which the Company received net proceeds of $255 million. As a result of the Company’s 2011 performance against these 65 goals, the Board approved setting the corporate component of the 2011 annual incentive compensation (which accounts for 70% of the target annual cash incentive for Named Executive Officers other than the Chief Executive Officer, and for 80% of the target annual cash incentive for the Chief Executive Officer) at 100%.

Executive Compensation is Benchmarked to a Commercial Peer Group and Our CEO’s 2011 Pay is Positioned Below the 50th Percentile of our Peer Group for Total Cash and at the 60th Percentile of our Peer Group for Long-Term Incentives

Until 2011, InterMune annually reviewed its executives’ compensation, including that of the CEO, against a broad peer group comprising a mix of development stage and commercial biotechnology companies. However, as InterMune has transitioned from a primary focus on the clinical development and achievement of regulatory approval of Esbriet to the initiation of commercial operations in the European Union in 2011, the Compensation Committee adjusted the peer group to focus on commercially-oriented companies at a similar stage of development to InterMune. In particular, the Committee targets as peers commercial biotechnology companies with market valuations comparable to InterMune. The Compensation Committee believes that market value, representing the investment community’s consensus view on a company’s stage of development and near-term revenue potential, is a critical metric for distinguishing between biotechnology companies that may look very similar from the perspective of revenues and other conventional financial criteria. In addition to market valuation, the Compensation Committee also reviews other relevant measures of company size including headcount, business complexity, and research and development portfolio in selecting the peer group.

Our CEO’s compensation has been historically weighted towards long-term equity incentives in order to align him strongly with our public stockholders. In connection with the evolution of the peer group, the Compensation Committee adjusted the compensation positioning of the CEO as well as the other Named Executive Officers downwards. In 2011, as in 2010, Mr. Welch’s target total cash opportunity was positioned between the market 25th and 50th percentiles, with his 2011 positioning falling 8% below the 50th percentile of our peer group. Mr. Welch’s 2011 actual cash compensation was also below the 50th percentile of our peer group. Mr. Welch’s 2011 equity grant consisted of 50% stock options and 50% restricted stock where the stock options were granted at a price of $39.46 and which become valuable only as the stock appreciates beyond that price. Such 2011 equity grant was positioned at the peer 60th percentile, reflecting the Company’s philosophy on long-term equity incentives. The Committee believes that this structure, which puts a considerable proportion of Mr. Welch’s annual compensation “at risk” and contingent on appreciation of the Company’s stock, strongly aligns him with shareholders and ties his compensation to the most concrete measure of performance against critical corporate goals.

CEO’s Realizable Pay Aligned with Stockholder Experience. The Company’s stock price declined substantially in 2011, despite the strong momentum and performance in its ongoing business. We believe that our compensation programs for our NEOs are appropriately sensitive to these results. Mr. Welch’s 2011 total compensation, as reported in the Summary Compensation Table below, includes the grant date fair value of 80,000 options granted during 2011 with an exercise price of $39.46. 25% of the options vest on the first anniversary of the grant date and the remainder vests in equal monthly installments over the following 36 months, subject to Mr. Welch’s continued employment with the Company. Mr. Welch will not realize any compensation from this grant unless the options vests and our stock price exceeds the exercise price of $39.46.

Because of the decline in our stock price in 2011, the realizable value of options and shares held by Mr. Welch substantially declined during 2011. As depicted in the graph below, the options held by Mr. Welch had a realizable value of approximately $20.6 million as of December 31, 2010, which decreased to approximately $1.5 million as of December 31, 2011.* Mr. Welch did not exercise any options during 2011.

*	This graph does not reflect the value of restricted stock awards received by Mr. Welch during 2010 and 2011. The restricted stock awards granted during 2011 are discussed below in the section entitled “Long-term Equity Incentive Compensation.”

Additionally, as depicted in the graph below, the realizable value of Mr. Welch’s total equity holdings (including options, restricted stock awards and all outstanding common stock) declined by approximately $23.4 million during 2011 (after giving effect to any gains on sales during 2011), demonstrating the strong link between Mr. Welch’s compensation and our stock value.

The Company’s Stock Price is Volatile and Point in Time Comparisons of our Stock Price are Poor Indicators of our Performance

The Company’s stock price is extremely volatile due to the fact that we are primarily a one-product company that is subject to a series of events relating to our approval and commercialization efforts in various countries, making point in time comparisons of our stock performance a poor indicator of the Company’s overall performance. For an example of the volatility in our stock price, in 2010 our stock price increased by approximately 200% over a two month timeframe following the recommendation of the Pulmonary-Allergy Drugs Advisory Committee of the FDA to approve pirfenidone, then decreased by approximately 80% when we subsequently received a Complete Response Letter from the FDA requesting an additional clinical trial to support the efficacy of pirfenidone and increased in excess of 150% in December 2010 when the Committee for

Medicinal Products for Human Use of the European Medicines Agency adopted a positive opinion recommending the granting of our Marketing Authorisation Application for pirfenidone within the EU. Another example is that following Germany’s Institute for Quality and Efficiency in Health Care’s benefit assessment of Esbriet, published on December 15, 2011, our stock price dropped by approximately 40% in the following week. This drop has substantially impacted calculations of our Total Stockholder Return for periods ending on December 31, 2011. Notably, in March 2012, the German Federal Joint Committee adopted a more positive benefit assessment of Esbriet than initially recommended by the Institute in December of 2011.

Commitment to Good Compensation Governance. The Committee is committed to having strong governance standards with respect to our compensation programs, procedures and practices. Among other things, the Committee has taken the following actions:

•	continued to engage, on an annual basis, an experienced, independent compensation consultant who reports directly to the Committee to advise on executive and equity compensation matters;

•	continued the practice of holding Executive Sessions without Company management present at certain Committee and Board meetings;

•	continued to maintain prohibitions on speculative transactions in the Company’s stock by officers and directors of the Company; and

•	adopted equity ownership guidelines for members of the Company’s Board of Directors which will take effect in 2012.

Stockholder Advisory Vote on Executive Compensation

At our 2011 Annual Meeting of Stockholders, our stockholders voted, in non-binding advisory votes (i) to approve the compensation of our Named Executive Officers and (ii) in favor of having a non-binding stockholder vote on executive compensation once every year. Our Compensation Committee reviewed the result of the stockholders’ advisory vote on executive compensation. In light of the approval by a substantial majority of our stockholders of the compensation programs described in our 2011 proxy statement (representing 98.7% of the shares represented in person or by proxy at the meeting and entitled to vote), our Compensation Committee was not requested to, nor did it implement changes to our executive compensation programs as a result of the stockholders’ advisory vote. The compensation for each of the Company’s Named Executive Officers for 2011 reflects each individual’s performance and the progress made on the Company’s corporate goals.

Fiscal 2011 Compensation Details

The Committee’s General Compensation Philosophy

The Committee’s philosophy for the Company’s compensation and benefits programs are:

•

to attract and retain executive officers capable of leading the Company to fulfill its business objectives by offering competitive compensation opportunities that reward individual contributions as well as overall corporate performance;

•	to provide competitive compensation opportunities consistent with industry practices where the Company competes for talent, with a specific emphasis on the San Francisco Bay Area;

•	to encourage executives to focus on the achievement of corporate and individual objectives by emphasizing the importance of cross-function collaboration;

•	ensure that the elements of compensation, individually and in the aggregate, do not encourage excessive risk-taking; and

•	to motivate the executives to create long-term sustainable value for our stockholders by aligning individual incentives with stockholder value creation.

2011 Total Compensation

Total compensation for the Company’s Named Executive Officers includes base salary, annual cash incentive awards, long-term equity incentive awards and certain benefits. Annual cash incentive awards consist of cash incentive bonuses based on satisfying corporate goals established for the year by the Board as well as on meeting individual performance objectives set by the Chief Executive Officer (other than with respect to himself). In addition, Named Executive Officers may receive long-term equity incentive awards in the form of grants of options to purchase shares of the Company’s common stock or restricted stock awards, to reinforce long-term decision making and a focus on stockholder value creation.

The Committee believes that due to the Company’s transition from a primary focus on the clinical development and achievement of regulatory approval of Esbriet to the initiation of commercial operations in the EU, traditional measures of corporate performance, such as revenues, revenue growth or earnings per share do not readily apply in reviewing performance of the Company and its executive officers. Therefore, in addition to traditional measures of performance, in making recommendations to the Board regarding the compensation of the Company’s Named Executive Officers, the Committee looks to other indicia of performance, such as:

•	the progress of the Company’s research and clinical trial development programs,

•	management of Company’s assets,

•	generation and protection of intellectual property assets,

•	regulatory filings,

•	conduct of clinical studies,

•	corporate development activities, such as building a business infrastructure to prepare for the launch of Esbriet in Europe and other territories, and

•	success in securing capital sufficient to allow the Company to achieve its objectives.

Assessment of performance on these qualitative factors necessarily involves an informed assessment by the Committee of corporate performance, and the Committee presents its recommendations to the Board for approval. Moreover, the Committee does not base its recommendations to the Board regarding corporate performance or executive compensation on any single performance factor, but rather considers several factors, including value transfer, and both corporate and individual performance. In addition, total compensation paid by the Company to its executive officers is designed to be competitive with the range of compensation packages paid to the executive management of other commercial stage companies of comparable size, complexity and geographical location in the biotechnology industry. Toward that end, each year the Committee reviews various independent industry surveys, consults with an independent executive compensation consultant who reports directly to the Committee, and gathers data to prepare its recommendations to the Board for approval. Please refer to the “Independent Compensation Consultant” section below for further discussion.

The Committee believes that the salary, target annual cash incentive award levels and target long-term equity incentive award values should be set in part by reference to the competitive practices of a select peer group of biotechnology companies and also the broader biotechnology industry, based upon available survey data. Primary emphasis is placed on the peer group data, with the broader survey data serving as additional validation of the accuracy of the peer group information. The Committee assesses the compensation practices of a peer group of biotechnology companies, many of which also are located in the San Francisco Bay Area, which reflects the primary talent market for all positions within the Company, as well as the cost of living factors that influence compensation levels in each unique biotechnology market.

Prior to 2011, the Company’s peer group comprised a mix of pre-commercial biotechnology companies and companies with drugs on the market. This peer group is disclosed in the 2011 proxy statement.

In January 2011, in view of InterMune’s continued transition towards significant commercial operations and growth of the company, the Compensation Committee selected a peer group comprised of commercial biotechnology companies at a comparable stage of development to InterMune with market capitalizations ranging from one-third to three times that of InterMune. The Committee also considered company complexity as measured by headcount, geographic presence, business complexity, research and development portfolio and other criteria and chose these peer companies:

Acorda Therapeutics	Jazz Pharmaceuticals
Alkermes	Myriad Genetics
Amylin Pharmaceuticals	Nektar Therapeutics
Auxilium Pharmaceuticals	Onyx Pharmaceuticals
Biomarin Pharmaceutical	Regeneron Pharmaceutical
Cubist Pharmaceuticals	Salix Pharmaceuticals
Dendreon	Theravance
Incyte	United Therapeutics
ISIS Pharmaceuticals

This peer group was used to benchmark executive compensation and determine base salary adjustments, target bonus percentages and equity awards for 2011.

The Committee also uses broader biotechnology industry survey data consisting primarily of national companies in the industry that best align with our market capitalization, drug pipeline, capital burn rate and number of total employees in determining the competitive positioning of pay for recommendation to the Board. The peer group and broader biotechnology industry benchmark can change from time to time based on the criteria stated above as part of the Committee’s review of our compensation practices. Collectively, the peer group and survey data from the market benchmarks compensation programs, practices and levels. In general, the industry survey data is used to determine competitive ranges for salary and annual cash bonus targets for non-executive employees, while peer group data is used to determine salary and annual cash bonus targets for executives, as well as both initial and ongoing equity grants for all employees. In addition to reviewing executive officers’ compensation against the benchmarks, the Committee also considers recommendations from the Chief Executive Officer regarding total compensation for those executives reporting directly to him, including the other Named Executive Officers. Management provides the Committee with historical and prospective breakdowns of the total compensation components for each executive officer to inform its decisions.

In addition to the external benchmarks, the Committee considers internal pay equity among and between members of the Company’s executive management team in making compensation-related recommendations to the Board. In doing so, the Committee considers, with regard to each member of the executive management team, the individual’s:

•	span of control,

•	potential impact on the Company’s key programs,

•	number of direct and indirect reports,

•	budgetary responsibility,

•	relative skills within the individual’s area of expertise, and

•	industry experience.

In examining long-term incentives for the Named Executive Officers, the Committee examines the equity holdings of each Named Executive Officer, including an analysis of the vested/unvested equity value and holdings for such executive. This information is used in determining equity compensation actions that may be taken to ensure the program reinforces a commitment to long-term decision making, the retention objectives for the Named Executive Officers and the future contribution that is expected of the incumbents.

The Committee has reviewed total summary compensation information for each of the Named Executive Officers in 2011, consisting of all components of the Named Executive Officers’ 2011 compensation, including current pay (salary and bonus), outstanding equity awards, benefits, perquisites and potential change-in-control severance payments.

Independent Compensation Consultant

In addition to relying upon information and advice provided by the Company’s Human Resources, Finance and Legal departments, the Committee engaged Radford, an AON Hewitt Company, as its independent outside compensation consultant (“Radford”). Radford reports directly to the Committee, advising the Committee on all material matters relating to executive, equity and employee compensation. In 2011, the Committee directed Radford to survey the peer group companies and benchmark executive compensation practices among those companies and across the defined benchmarks to determine the Company’s competitive position with regard to executive compensation. At that time and at the Committee’s direction, Radford examined cash compensation, incentive plan design, long-term incentive programs, equity dilution and contractual obligations under the Company’s programs. The Committee also directed Radford to examine the Company’s overall compensation program to ensure alignment with the Company’s strategy, compensation philosophy and fairness in the administration of the Company’s programs. The Committee may make other requests to Radford on an ad hoc basis to address compensation matters concerning the Board and executive officers.

Neither Radford nor any other AON Hewitt Company advises the Company or its management, nor receives any compensation from the Company, other than annual professional fees of less than $120,000 in providing services to the Committee for the executive salary review and other consulting services as described above. A representative of Radford attended the majority of the meetings of the Committee during 2011.

Elements of Compensation

The total compensation program for the executive officers of the Company consists of the following:

•	base salaries,

•	annual cash incentive awards,

•	long-term equity incentive awards; and

•	certain other benefits.

As set out in greater detail below, each element of the Company’s total compensation program is intended to serve the Company’s overall objectives, as described above. The Committee does not have a set formula for determining the mix of each pay element, and instead ensures that compensation across all elements is fair and consistent with the Company’s philosophy as a whole.

Base Cash Salaries

The base salaries of the Named Executive Officers are reviewed by the Committee and the Board on an annual basis, as well as at the time of a promotion or other material change in responsibilities. Any increases in base salary are based on an evaluation of the particular individual’s performance and level of pay compared to the benchmarks, as well as the individual’s criticality to the Company’s future plans.

Merit increases normally take effect in the first fiscal quarter of the year and typically are retroactive to January 1st of such year. Consistent with the peer group data, and in order to maintain compensation parity with peers, the base salaries for each of the Named Executive Officers were increased by approximately 3.0% in 2011. This increase was consistent with the increase in base salaries received generally by other employees of the Company.

In recommending the base salaries for each of the Named Executive Officers for 2011 to the Board, the Committee took into account:

•

Radford’s analysis of base salaries for similar positions at the peer companies, as well as general benchmark data for biotechnology companies similar in size to the Company, and Radford’s resulting specific salary recommendations;

•	the individual’s particular experience in the biotechnology or pharmaceutical industries;

•	the scope of the executive’s responsibilities and the executive’s criticality to achieving the Company’s business goals; and

•	the performance of that executive against predetermined corporate goals and objectives.

The Board and the Committee determined that base salaries for 2011 were competitive with those at the peer group companies and appropriate based on each individual executive’s experience, responsibilities and performance. The Board and the Committee determined that the base salaries were competitive because each Named Executive Officer was paid at approximately the 50th percentile of executives in similar positions at the Company’s peer group companies, consistent with the Company’s overall compensation philosophy. The following table sets forth information regarding each Named Executive Officer’s base salary:

Executive	2011 Base Salary ($)
Daniel G. Welch	$682,936
Giacomo Di Nepi(1)	411,318
John Hodgman	386,061
Steven Porter, M.D., Ph.D.	360,656
Marianne Porter, Ph.D.	358,148

(1)	Giacomo Di Nepi’s base salary is CHF 386,250 but has been converted to US dollars based on the closing exchange rate at year end of 2011 of 1 US dollar to 1.065 Swiss Francs as reported at the OANDA Corporation third-party currency trading service.

Annual Cash Incentive Awards

The Named Executive Officers receive annual cash incentive awards under the Company-wide performance bonus program. For each Named Executive Officer, other than the Chief Executive Officer (whose bonus is discussed below), the annual cash incentive target is set at 35% of the executive’s base salary. For those executives, 70% of the target annual cash incentive is linked to successful achievement of specified corporate goals that the Board determines annually for the current fiscal year, although the Board retains discretion to apply qualitative judgments in assessing performance. The remaining 30% of the target annual cash incentive is linked to performance versus the executive’s individual objectives as determined by the Chief Executive Officer. Under the plan approved by the Board, the Named Executive Officers can earn an award ranging from 0% to 150% of the annual cash incentive target based on Company and individual performance. Under the terms of Mr. Welch’s offer letter agreement, his annual cash incentive target is 75% of his base salary. For Mr. Welch, 80% of the target annual cash incentive is linked to successful achievement of specified corporate goals while the remaining 20% of the target annual cash incentive is linked to performance versus Mr. Welch’s individual objectives as determined by the Board. Mr. Welch may earn up to 200% of his target bonus, meaning that he may earn up to 150% of his base salary.

In recommending the target level of annual cash incentive awards to the Board, which approved them, the Committee compared the Company’s total target cash compensation (annual base salary plus annual target cash incentive) levels to data from the approved peer group, as well as from the Radford 2011 Biotechnology Compensation Report relating to public biotechnology companies with 150 to 500 employees (the “Radford Benchmarks”). In addition, the Committee used the services of Radford to conduct its periodic review of the effectiveness and competitiveness of the Company’s executive compensation. As noted above, primary emphasis was placed on the peer group data, with the broader survey data serving as additional validation of the accuracy of the peer group information. For 2011, the Committee generally targeted total target cash compensation at the 50th percentile, based on Company and individual performance, and with reference to the Radford Benchmarks. The 2011 target bonuses remained at the same level as 2010. Each of the Named Executive Officers received total cash compensation that is at, or slightly above or below, the 50th percentile as determined above.

For the purposes of the annual cash incentive awards for 2011, the more important corporate goals are as set forth below:

•	Obtain Marketing Authorization Application (MAA) approval of pirfenidone for the treatment of idiopathic pulmonary fibrosis by April of 2011;

•	Gain agreement with the FDA of the study protocol for our Phase 3 study (ASCEND) on schedule;

•	Finalize the EU pricing & reimbursement strategy for Esbriet;

•	Establish an attractive price for the brand’s launch in Germany;

•	Enroll the first patient in ASCEND in the US on schedule;

•	Achieve the targeted number of enrolled patients in ASCEND by the end of 2011;

•	Launch Esbriet in Germany in September and achieve quantitative and qualitative metrics associated with a successful launch; and

•	Secure additional working capital if deemed necessary or advisable and meet pre-determined financial targets, such as year-end cash balance.

Including the corporate goals described above, the Committee set 65 corporate goals in the areas of regulatory, clinical development and medical affairs, finance and research against which overall corporate performance was determined. No single one of these other corporate goals could have a material impact on the compensation payable to our Named Executive Officers. These corporate goals were set at levels the Committee determined were challenging but could be achieved based on the Company’s budget and internal projections and would require our Named Executive Officers and other employees to maintain a high level of performance and dedication throughout 2011 in order to attain these goals.

Individual performance objectives for the Named Executive Officers, and the Company’s Chief Executive Officer’s determination (or the Board’s determination with respect to the Chief Executive Officer) of achievement for each Named Executive Officer, for 2011 included the following, all of which were achieved, with the exception of the goal to obtain FDA approval of pirfenidone:

Executive	2011 Objectives

Daniel G. Welch

•   Drive the organization to achieve the best possible performance on the Company’s goals and objectives and the individual objectives of the other Named Executive Officers, as referenced in this table below

•   Develop and execute on the annual operating plan

•   With the Board, create and implement the Company’s long-term strategic plan

•   Develop and mentor the senior executive team

•   Communicate the Company’s strategies, plans and progress to investors and financial analysts

•   Ensure compliance with applicable laws, rules and regulations where the Company has business operations

Executive	2011 Objectives

Giacomo Di Nepi

•   Obtain Marketing Authorization Application approval with the European Medicines Agency for pirfenidone for the treatment of idiopathic pulmonary fibrosis

•   Establish an attractive Esbriet price for German launch and successfully launch the brand in Germany

•   File high quality pricing dossiers for Esbriet in France, Spain, Italy and submit high quality NICE dossier in UK

•   File high quality pricing dossiers for Esbriet in the additional 8 countries of interest in Europe

•   Recruit a professional Senior Leadership Team and build the EU business infrastructure

John Hodgman

•   Finish 2011 with a cash balance consistent with the Operating Plan

•   Ensure manufacturing & distribution of Esbriet supply to meet the European commercial launch requirements

•   Present the Company’s strategies and plans to investors and financial analysts

•   Support the creation of a high-performing business infrastructure in the EU including finance, accounting, tax, and information technology

•   Raise capital as required to meet the Company’s operating needs

Steven Porter, M.D., Ph.D.

•   Obtain Marketing Authorization Application approval with the European Medicines Agency for pirfenidone for the treatment of idiopathic pulmonary fibrosis

•   Enroll the first patient in ASCEND in the US on schedule and achieve the targeted number of enrolled patients by the end of 2011

•   Prepare strategies for the registration of pirfenidone in other countries

Marianne Porter, Ph.D.

•   Secure FDA agreement on the study protocol for our Phase 3 study ASCEND

•   Obtain Marketing Authorization Application approval with the European Medicines Agency for pirfenidone for the treatment of idiopathic pulmonary fibrosis

•   Prepare strategies for the registration of pirfenidone in other countries

On March 15, 2012, the Committee met to consider the achievement of the goals for the annual cash incentive awards of the Company’s Named Executive Officers for fiscal year 2011. The Committee considered the performance of the Named Executive Officers and the Company generally in relation to the Company’s 2011 corporate performance goals and made its recommendations to the Board on March 26, 2012 for approval by the Board. The Board determined that the Company successfully achieved its 2011 Board-approved corporate performance goals, with some achievements exceeding expectations as described below.

As a result of the Company’s 2011 performance, including the over-achievement of 37% (24) of the corporate goals, the achievement of 54% (35) of the corporate goals and the failure to achieve 7% (5) of the corporate goals, the most important of which was the targeted patient enrollment in ASCEND by year-end, the Committee recommended to the Board that the corporate component of the 2011 annual incentive compensation (which accounts for 70% of the target annual cash incentive for Named Executive Officers other than the Chief Executive Officer, and for 80% of the target annual cash incentive for the Chief Executive Officer) be established at 100%.

Based on the Committee’s recommendations and determinations, the Board approved cash bonuses for executive officers considering each individual’s performance as assessed by the Chief Executive Officer against the pre-defined objectives and the achievement of the corporate objectives. The amount of each Named Executive Officer’s annual cash incentive was calculated as set forth in the table below.

Executive	Individual Objective Achievement	Corporate Objective Achievement	Total Annual Cash Incentive
Daniel G. Welch(1)	130%	100%	$542,934
Giacomo Di Nepi(2)	130%	100%	$156,917
John Hodgman(3)	125%	100%	$150,500
Marianne Porter, Ph.D.(4)	110%	100%	$129,112
Steven Porter, M.D., Ph.D.(5)	65%	100%	$112,976

(1)	As a result of Mr. Welch’s personal contributions and overall leadership in the Company’s over-achievements of the material corporate goals including but not limited to securing the MAA approval for Esbriet in Europe, successfully negotiating the study protocol for the new Phase 3 study (ASCEND) with the FDA, hiring the EU leadership team and building the business infrastructure in Europe, submitting pricing and reimbursement dossiers in 13 EU countries, commercializing pirfenidone in Germany and securing financing during a very challenging financing environment as well as the over-achievement or achievement of the vast majority of the Company’s 65 goals, the Board established Mr. Welch’s individual objective achievement at 130%.

(2)	As a result of Mr. Di Nepi’s personal contributions and leadership in the over-achievement of the corporate goals relating to the successful building of the business infrastructure in the EU, the successful launch of Esbriet in Germany, the establishment of productive relationships with Key Opinion Leaders in Europe, the submission of high-quality pricing and reimbursement dossiers for Esbriet in 13 EU countries and other important Company objectives, the Chief Executive Officer recommended and the Board approved establishing Mr. Di Nepi’s individual objective achievement of 130%.

(3)	As a result of Mr. Hodgman’s personal contributions and leadership in the over-achievement of the corporate goals relating to financial performance, including securing financing during a very challenging financing environment, as well as assuming expanded responsibilities, the Chief Executive Officer recommended and the Board approved establishing Mr. Hodgman’s individual objective achievement of 125%.

(4)	As a result of Dr. Marianne Porter’s personal contributions and leadership in the over-achievement of the corporate goals relating to securing the MAA approval for Esbriet in Europe, securing a strong summary of product characteristics (SmPC) for the MAA, successful negotiations with the FDA regarding the design of ASCEND and other important Company objectives, the Chief Executive Officer recommended and the Board approved establishing Dr. Marianne Porter’s individual objective achievement of 110%.

(5)

Dr. Steven Porter’s individual objective achievement was approved at 65%. This percentage was determined because Dr. Porter experienced significant medical issues during 2011 and was not able to perform his duties and responsibilities at the level of 100%. The Board considered this as well as his strong achievements in the areas of securing the MAA approval for Esbriet in Europe and successful negotiations with the FDA regarding the design of ASCEND. These achievements were counter-balanced by the failure to achieve the targeted enrollment for ASCEND in 2011. As a result, the Chief Executive Officer recommended and the Board approved establishing Dr. Porter’s individual objective achievement of 65%.

In connection with the retention program adopted by the Company in 2010, the following Named Executive Officers received the following additional cash incentive awards during 2011.

Executive	Cash Incentive
Daniel G. Welch	$663,044
John Hodgman	$352,262
Marianne Porter, Ph.D.	$347,717
Steven Porter, M.D., Ph.D.	$350,151

Long-term Equity Incentive Compensation

The Committee uses the grant of stock options and shares of restricted stock under the Company’s equity incentive plans to align the interests of stockholders and management. Options and shares of restricted stock granted to Named Executive Officers are intended to provide a continuing financial incentive to maximize long-term value to stockholders and to help keep the executive’s total compensation opportunity competitive. Annual equity incentive grants are determined with reference to the peer group data, specifically annual value transfer, percentage of a peer company’s total equity granted annually to each Named Executive Officer, and the actual number of shares and/or options granted to each peer Named Executive Officer. In addition, because stock options generally become exercisable over a period of several years and grants of shares of restricted stock are subject to a declining risk of forfeiture by the Company over a period of several years, such grants encourage executives to remain in the long-term employ of the Company.

In addition to annual equity incentive grants, the Company typically grants options and/or shares of restricted stock to Named Executive Officers:

•	when the Named Executive Officer first joins the Company,

•	in connection with a significant change in responsibilities,

•	as needed for ongoing retention, and

•	occasionally, to achieve equity within the Radford Benchmarks.

In general, newly-hired Named Executive Officers receive a grant of options and restricted stock as an initial incentive. Ongoing grants generally tend to be a blend of options and shares of restricted stock in order to reduce the Company’s overall annual equity burn rate. When granting shares of restricted stock in 2011, the Company calculated the number of shares using a 2.5:1 ratio of option grants to shares of restricted stock. In determining the size of an option grant or grant of shares of restricted stock to a Named Executive Officer, the Board takes into account the following criteria:

•	the officer’s position and level of responsibility within the Company,

•	the existing stock and unvested option holdings previously granted by the Company to the officer in connection with his or her employment with the Company,

•	the potential reward to the officer if the underlying price of the Company’s stock appreciates in the public market, and

•	the practices of the Company’s competitors as set out in independent compensation surveys provided to the Committee by Radford, primarily with reference to the Radford Benchmarks.

In 2011, the Board-approved ongoing equity grants for Mr. Welch, Mr. Di Nepi, Mr. Hodgman, Dr. Steven Porter, and Dr. Marianne Porter, which were significantly weighted to stock options that were granted at a price of $39.46 and which become valuable only as the stock appreciates beyond that price, were positioned at the peer 60th percentile, reflecting the Company’s focus on long-term equity incentives.

The following table sets forth the equity grants made to each Named Executive Officer in 2011:

Executive	Shares of Restricted Stock Granted
Daniel G. Welch	32,000
Giacomo Di Nepi	7,000
John Hodgman	7,000
Steven Porter, M.D., Ph.D.	7,000
Marianne Porter, Ph.D.	7,000

Executive	Stock Options Granted
Daniel G. Welch	80,000
Giacomo Di Nepi(1)	42,500
John Hodgman	17,500
Steven Porter, M.D., Ph.D.	17,500
Marianne Porter, Ph.D.	17,500

(1)	Pursuant to his employment agreement with the Company, Mr. Di Nepi received an additional grant of 25,000 stock options during 2011 in connection with the Company’s receipt of approval of the Marketing Authorization Application for pirfenidone in the European Union.

None of the equity granted to the Named Executive Officers set forth above vested in 2011. See footnote (1) to the table under “Grants of Plan-Based Award” below which describes the vesting schedule for the restricted stock grants.

The Company’s general policy is to grant options on fixed dates generally during open trading windows and on dates determined in advance, although there may be occasions when grants are made on other dates. All required approvals are obtained in advance of or on the actual grant date. The Company does not time the granting of our options with any favorable or unfavorable news released by the Company.

Other Benefits

The Named Executive Officers also are eligible to participate in other benefit plans and programs made available to other eligible full-time employees, such as the Company’s (1) health insurance and other welfare benefit programs, (2) Amended and Restated 2000 Employee Stock Purchase Plan, and (3) 401(k) plan.

Post-Termination Compensation and Benefits

The Company has entered into a written agreement with Mr. Welch in 2003 which, among other things, provides that if (i) Mr. Welch’s employment is terminated without cause (as defined in the agreement) or (ii) Mr. Welch resigns for good reason (as defined in the agreement), Mr. Welch will, subject to certain conditions, be entitled to receive certain benefits, including two years’ base salary, two years’ target annual cash incentive, two years’ benefits continuation, and two years’ accelerated vesting of outstanding equity grants or, if such termination or resignation takes place following a change of control (as defined in the agreement) accelerated vesting of all outstanding equity grants. To the extent that Mr. Welch incurs an excise tax as a result of taxes imposed on him under Section 4999 of the IRC, the Company will gross-up such payments to make Mr. Welch whole on an after-tax basis. No other employees of the Company are entitled to such a gross-up payment.

The Company has entered into written agreements with each executive officer in addition to Mr. Welch to provide that in the event of a change of control (as defined in the agreements) of the Company that results in (i) such executive officer’s employment is terminated by the Company without cause or (ii) the executive officer resigns for good reason (as defined in the agreements), such executive officer will, subject to certain conditions, be entitled to receive certain benefits, including two years’ base salary and two years benefits continuation, immediate vesting of all outstanding equity grants, and certain transition management services. If an executive officer, other than Mr. Welch, is terminated without cause by the Company and such termination is not the result of a change of control, such executive officer (provided such officer has been employed with the Company for at least two years) will receive twelve months’ base salary, twelve months’ benefits continuation and twelve months’ equity award vesting acceleration. In addition, such officer will receive a pro-rated target annual cash incentive award if such termination takes place in the second half of the year. The Committee believes these agreements are necessary to retain the Company’s executive officers. Because mergers and acquisitions are common in the biotechnology industry, the Committee believes that these agreements, which provide executive officers with some measure of financial security in the event of a change of control of the Company, are essential to encouraging the executives to remain with the Company to achieve its business goals. Absent such protections, the Committee believes that executives would be more inclined to pursue opportunities with other organizations that do provide this protection or seek opportunities in industries they perceive would be less vulnerable to such changes of control. The Committee intends to review the need for these agreements periodically (at least annually) to determine whether they continue to be required. The terms of severance pay and benefits set out in the agreements were determined with reference to competitive benchmarks (i.e., the practices of other biotechnology companies with 150-500 employees and other companies with which the Company competes for talent). Radford has confirmed in 2011 that the severance pay and benefits are substantially similar to those at those at the benchmark companies and therefore are appropriately competitive.

Internal Revenue Code Section 162(m)

The Committee has not adopted a policy with respect to the application of Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction to public companies for compensation over $1.0 million paid to the corporation’s chief executive officer and the three other most highly compensated executive officers, other than the chief financial officer. Qualified performance-based compensation, including stock options granted under the Amended and Restated 2000 Equity Incentive Plan in accordance with the restrictions described above, is not intended to be subject to the deduction limitation if certain requirements are met. The Company generally intends to grant stock options to its executive officers in a manner that satisfies the requirements for qualified performance-based compensation to avoid any disallowance of deductions under Section 162(m).

COMPENSATION COMMITTEE REPORT(2)

The Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s definitive proxy statement on Schedule 14A for the Annual Meeting, certain portions of which are incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, each as filed with the SEC.

COMPENSATION COMMITTEE

Jonathan S. Leff — Chairman
Louis Drapeau
Lars G. Ekman, M.D., Ph.D.

(2)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing, except to the extent that the Company specifically incorporates it by reference in such filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2011, the Compensation Committee was comprised of Messrs. Leff and Drapeau and Dr. Ekman. None of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board or Compensation Committee.

Compensation of Named Executive Officers

Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded to, paid to or earned by each of our Named Executive Officers for all services rendered for the years ended December 31, 2011, 2010 and 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)(7)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Daniel Welch(2)	2011	$682,936	397,826	$1,262,720	$1,886,160	$542,934	$7,690	$4,780,266
Chairman, Chief Executive Officer and President	2010	663,044	—	1,309,500	2,227,500	811,794	7,690	5,019,528
	2009	643,732	—	1,537,800	—	608,327	7,686	2,797,545

John Hodgman(3)	2011	$386,061	$211,357	$276,220	$412,598	$150,500	$8,770	$1,445,506
Senior Vice President and Chief Financial Officer	2010	352,262	—	305,550	519,750	165,416	8,770	1,351,748
	2009	342,002	95,000	307,560	—	143,641	8,766	896,969

Steven Porter, M.D., Ph.D.(4)	2011	$360,656	$210,091	$276,220	$412,598	$112,976	$7,242	$1,379,783
Chief Medical Officer and Senior Vice President, Clinical Affairs	2010	350,151	—	305,550	519,750	224,515	7,690	1,407,656
	2009	339,953	261,511	307,560	—	153,489	7,686	1,070,199

Marianne Porter, Ph.D.(5)	2011	$358,148	$208,630	$276,220	$412,598	$129,112	$8,322	$1,393,030
Senior Vice President, Chief Regulatory and Drug Safety Officer	2010	347,717	—	305,550	519,750	248,475	8,770	1,430,262
	2009	337,589	140,000	307,560	—	152,421	8,766	946,336

Giacomo Di Nepi.(6)	2011	$411,318	$—	$276,220	$1,116,988	$156,917	$30,439	$1,991,882
Senior Vice President, and Managing Director, Europe

(1)	Amounts in these columns represent the aggregate grant date fair value, as calculated in accordance with ASC Topic 718, of restricted stock awards and options granted during 2011, 2010 and 2009 for the Named Executive Officers. For a description of the assumptions made to arrive at these amounts, please see Note 14 to the Company’s financial statements in the Company’s Annual Reports on Form 10-K for the years ended December 31, 2011, 2010 and 2009.

(2)	During 2011, the Company paid term-life insurance premiums for Mr. Welch in the amount of $1,242, reimbursed him $444 for a gym membership and made an employer match in the amount of $6,000 under the Company’s 401K plan.

(3)	During 2011, the Company paid term-life insurance premiums for Mr. Hodgman in the amount of $2,322, reimbursed him $444 for a gym membership and made an employer match in the amount of $6,000 under the Company’s 401K plan.

(4)	During 2011, the Company paid term-life insurance premiums for Dr. Steven Porter in the amount of $1,242 and made an employer match in the amount of $6,000 under the Company’s 401K plan.

(5)	During 2011, the Company paid term-life insurance premiums for Dr.Marianne Porter in the amount of $2,322, reimbursed her $444 for a gym membership and made an employer match in the amount of $6,000 under the Company’s 401K plan.

(6)	During 2011, the Company paid an auto allowance for Mr. Di Nepi in the amount of $30,439. The Company made a pension contribution in the amount of $96,620 to Mr. Di Nepi in 2011.

(7)	Amounts reported in this column for 2011 constitute bonuses paid under the Company’s retention program.

Grants of Plan-Based Award

The following table sets forth summary information regarding all grants of plan-based awards made to our Named Executive Officers for the year ended December 31, 2011.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Target ($)	Maximum ($)
Daniel Welch	5/10/2011				80,000	39.46	$1,886,160
	5/10/2011			32,000			$1,262,720
		$512,202	$1,024,404

Giacomo Di Nepi(2)	5/10/2011				42,500	39.46	1,116,988
	5/10/2011			7,000			276,220
		$143,961	$215,941

John Hodgman	5/10/2011				17,500	39.46	412,598
	5/10/2011			7,000			276,220
		$135,121	$202,682

Steven Porter, M.D., Ph.D.,	5/10/2011				17,500	39.46	412,598
	5/10/2011			7,000			276,220
		$126,230	$189,345

Marianne Porter, Ph.D.	5/10/2011				17,500	39.46	412,598
	5/10/2011			7,000			276,220
		$125,352	$188,028

(1)	Target awards are computed at 75% of base salary for the CEO and 35% of base salary for all other Named Executive Officers. Maximum awards are computed at 150% of the target award except for the CEO whose maximum award is computed at 200% of the target award.

(2)	In addition to the May 10, 2011 option grant of 17,500 shares at an exercise price of $39.46 per share, on March 29, 2011 Mr. di Nepi also received an option to acquire 25,000 shares of our common stock at an exercise price of $46.01 per share.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards made to our Named Executive Officers at December 31, 2011.

	Option Awards(1)					Stock Awards(2)
Name(a)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Daniel Welch	525,000	—	—	$20.08	9/25/2013	37,625	(2)	$474,075
	15,000	—	—	19.01	3/15/2016	50,000	(3)	$630,000
	6,493	—	—	15.40	6/30/2016
	25,000	—	—	28.05	3/06/2017
	45,000	—	—	25.55	5/15/2014
	21,094	7,032	7,032	15.34	5/13/2015
	249,996	125,004	125,004	8.73	6/8/2017
	—	80,000	80,000	39.46	5/10/2018

John Hodgman	25,000	—	—	25.55	5/15/2014	9,083	(2)	$114,446
	4,168	2,605	2,605	15.34	5/13/2015	11,667	(3)	$147,004
	58,332	29,168	29,168	8.73	6/8/2017
	—	17,500	17,500	39.46	5/10/2018

Steven Porter, M.D., Ph.D.	15,000	—	—	43.66	2/12/2012	8,458	(2)	$106,571
	261	—	—	25.55	5/15/2014	11,667	(3)	$147,004
	2,866	1,823	1,823	15.34	5/13/2015
	29,172	29,168	29,168	8.73	6/8/2017
	—	17,500	17,500	39.46	5/10/2018

Marianne Porter, Ph.D.						8,458	(2)	$106,571
						11,667	(3)	$147,004
	240	—	—	25.55	5/15/2014
	2,553	1,823	1,823	15.34	5/13/2015
	29,331	29,169	29,169	8.73	6/8/2017

Giacomo Di Nepi	6,251	45,834	45,834	13.56	11/6/2016	7,000	(2)	$88,200
	16,666	16,668	16,668	8.73	6/8/2017	6,667	(3)	$84,004
	—	25,000	25,000	46.01	3/29/2018
	—	17,500	17,500	39.46	5/10/2018

(1)	With the exception of the 25,000 option award having an expiration date of 3/06/2017 granted to Mr. Welch, which option award fully vested immediately upon grant, all the other option awards vest according to the following schedule: 25% vest upon one year’s service and the remaining 75% vest equally in monthly installments over the remaining 3 years service. All option grants prior to May 15, 2007 have a maximum term of ten years. Option grants subsequent to and including this date have a maximum term of seven years. The option awards made on June 8, 2010 vest equally in one-third installments at twelve, eighteen and twenty-four months.

(2)	These restricted shares vest on an annual basis in equal installments over a four-year period based on award dates of May 13, 2008 and May 10, 2011.

(3)	These restricted shares vest equally in one-third installments at twelve, eighteen and twenty-four months from the June 8, 2010 award date.

Options Exercised and Stock Vested

The following table sets forth summary information regarding the option exercises and vesting of stock awards made to each of our Named Executive Officers for the year ended December 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Daniel Welch	—	$—	153,373	$4,548,929
Giacomo Di Nepi	64,581	$1,227,057	13,333	$340,049
John Hodgman	143,227	$3,550,703	36,299	$1,083,003
Steven Porter, M.D., Ph.D.	250,460	$3,808,090	34,632	$1,018,907
Marianne Porter, Ph.D.	193,634	$3,953,794	34,549	$1,015,753

Employment, Severance and Change of Control Agreements

Welch Offer Letter Agreement. The Company entered into an offer letter agreement with Mr. Welch in September 2003 (the “Welch Letter Agreement”). Under the terms of the Welch Letter Agreement, Mr. Welch is entitled to an annual base salary, which is reviewed annually by the Compensation Committee. For 2010, his base salary was $663,044. In addition, Mr. Welch is eligible for an annual bonus based on the attainment of corporate goals established between the Board and Mr. Welch. Under the Welch Letter Agreement, Mr. Welch’s annual target bonus is 75% of his base salary, with a potential of between 0% and 150% of his base salary as the Board may approve (the “Target Bonus”). Under the terms of the Welch Letter Agreement, Mr. Welch was also granted an option to purchase 625,000 shares of the Company’s common stock pursuant to the Incentive Plan (the “Options”). The Options have a ten-year term and vest in equal monthly installments over four years. As of September 24, 2007, all of the Options were fully vested.

Under the terms of the Welch Letter Agreement, if Mr. Welch is terminated for Cause (as defined in the Welch Letter Agreement) due to indictment for criminal activities, and he is later adjudicated innocent of the charges on which he was indicted or the indictment is subsequently quashed, Mr. Welch will be entitled at the time of such adjudication or quashing to: (i) two times the sum of his base salary and Target Bonus at the time of such termination for Cause, and (ii) an amount equal to the product of (x) the number of Options that would have become vested if his termination had been considered a termination without Cause and (y) the difference between the exercise price of such Options and the highest closing price of the Company’s common stock during the year following his date of termination, in each case with interest from the date of termination at the prevailing prime rate.

In the event Mr. Welch resigns from the Company without Good Reason (as defined in the Welch Letter Agreement), Mr. Welch will be entitled to any accrued but unpaid salary or Target Bonus (“Accrued Obligations”). If Mr. Welch resigns from the Company with Good Reason or if he is terminated without Cause, he will be entitled to the following payments and benefits:

•	Accrued Obligations;

•	A lump sum payment equal to two times the sum of his base salary plus Target Bonus;

•

Continuation of his medical, dental and health insurance (as in effect immediately prior to his termination) for a period of 24 months following his termination (or until he secures similar insurance coverage with a future employer, if earlier);

To the extent that Mr. Welch incurs an excise tax as a result of taxes imposed on him under Section 4999 of the IRC, the Company will gross-up such payments to make Mr. Welch whole on an after-tax basis.

Offer Letter Agreements. The Company has entered into or amended the offer letter agreements with each of Messrs. Hodgman and Di Nepi and Drs. Steven Porter and Marianne Porter to provide that if the executive officer’s employment terminates other than for cause (as defined in the offer letter agreements), he or she will be entitled to the following lump sum cash severance payment, continuation of benefits, and vesting of outstanding equity awards following the executive officer’s termination date:

•

If he or she has completed less than one full year of service, he or she will receive six months of base salary at his or her final pay rate, six months of benefits continuation (i.e., Company-provided COBRA payments) and six months immediate acceleration of vesting of his or her outstanding equity grants, whether stock options or restricted shares;

•

If he or she has completed at least one full year of service but less than two years of service, he or she will receive nine months of base salary at his or her final pay rate, nine months of benefits continuation ( i.e., Company-provided COBRA payments) and nine months immediate acceleration of vesting of his or her outstanding equity grants, whether stock options or restricted shares;

•

If he or she has completed at least two years of service or more, he or she will receive 12 months of base salary at his or her final pay rate, 12 months of benefits continuation ( i.e., Company-provided COBRA payments) and 12 months immediate acceleration of vesting of his or her outstanding equity grants, whether stock options or restricted shares; and

•	If such termination occurs in the second half of the calendar year, he or she will receive a pro rata share of his or her target bonus for that year.

In addition, the offer letter agreements provide that in the event of a change in control (as defined in the offer letter agreements) of the Company that results in (i) the executive officer’s termination without cause or (ii) his or her resignation for good reason (as defined in the offer letter agreement or offer letter amendment), the executive officer will, subject to certain conditions, be entitled to receive the following benefits:

•

Two years base salary at his or her final pay rate and two years benefits continuation (i.e., Company-provided COBRA payments). If such termination or resignation occurs in the second half of the calendar year, he or she will also receive a pro rata share of his target bonus for that year (with the salary and any pro rata target bonus paid in a single lump sum);

•	Immediate vesting of all outstanding equity grants; and

•	Certain transition management services.

SEVERANCE AND CHANGE-IN-CONTROL BENEFITS

The following tables quantify the amounts that would be payable to each of the Named Executive Officers in the event of a termination of employment without cause or with good reason, including as the result of, or in the case of Mr. Welch, following, a change in control. The amounts shown assume that the termination was effective as of December 31, 2011, and include amounts earned through such effective date of termination and are estimates of the amounts which would be paid out to each of the executives in the event of his or her termination. The actual amounts that would be paid out can only be determined at the time of the executive’s separation from the Company.

Daniel Welch

Executive Benefits and Payments Upon Termination	Termination Without Cause or With Good Reason (Without Change in Control) ($)	Termination Without Cause or With Good Reason (With Change in Control) ($)	Death or Disability ($)
Base Salary	$1,365,840	$1,365,840	$—
Short Term Incentives	1,024,380	1,024,380	—
Stock Option/SARs
Unvested and Accelerated	483,765	483,765	483,765
Restricted Stock
Unvested and Accelerated	1,104,100	1,104,000	1,104,100
Welfare Benefit Contribution	49,152	49,152	—
280G Tax Gross-Up	—	4,202,590	—

Total	$4,027,238	$8,229,828	$1,587,866

John Hodgman

Executive Benefits and Payments Upon Termination	Termination Without Cause or With Good Reason (Without Change in Control) ($)	Termination Without Cause or With Good Reason (With Change in Control) ($)	Death or Disability ($)
Base Salary	$399,984	$799,968	$—
Short Term Incentives	139,994	139,994	—
Stock Option/SARs
Unvested and Accelerated	112,880	112,880	—
Restricted Stock
Unvested and Accelerated	195,303	217,350	—
Benefits and Perquisites
Welfare Benefit Contribution	35,700	71,400
Outplacement	—	40,000

Total	$883,862	$1,381,593	$0

Steven Porter, M.D., Ph.D.

Executive Benefits and Payments Upon Termination	Termination Without Cause or With Good Reason (Without Change in Control) ($)	Termination Without Cause or With Good Reason (With Change in Control) ($)	Death or Disability ($)
Base Salary	$360,648	$721,296	$—
Short Term Incentives	126,227	126,227	—
Stock Option/SARs
Unvested and Accelerated	112,880	112,880	—
Restricted Stock
Unvested and Accelerated	187,428	209,475	—
Benefits and Perquisites
Welfare Benefit Contribution	23,880	47,760	—
Outplacement	—	40,000	—

Total	$811,063	$1,257,638	$0

Marianne Porter, Ph.D.

Executive Benefits and Payments Upon Termination	Termination Without Cause or With Good Reason (Without Change in Control) ($)	Termination Without Cause or With Good Reason (With Change in Control) ($)	Death or Disability ($)
Base Salary	$358,128	$716,256	$
Short Term Incentives	125,345	125,345
Stock Option/SARs
Unvested and Accelerated	112,884	112,884		—
Restricted Stock
Unvested and Accelerated	187,425	209,475		—
Benefits and Perquisites
Incremental Non-Qualified Pension
Welfare Benefit Contribution	13,836	27,672		—
Outplacement	—	40,000		—

Total	$797,618	$1,231,632		$0

Giacomo Di Nepi

Executive Benefits and Payments Upon Termination	Termination Without Cause or With Good Reason (Without Change in Control) ($)	Termination Without Cause or With Good Reason (With Change in Control) ($)	Death or Disability ($)
Base Salary	$411,312	$822,624	$—
Short Term Incentives	143,959	143,959	—
Stock Option/SARs
Unvested and Accelerated	64,505	64,505	—
Restricted Stock
Unvested and Accelerated	106,054	106,054	—
Benefits and Perquisites
Welfare Benefit Contribution	25,316	25,316	—
Outplacement	—	40,000	—

Total	$751,147	$1,249,825	$0

Certain Relationships and Related Transactions

Under the Company’s Statement of Policy with Respect to Related Party Transactions, information about transactions involving related persons is assessed by the Audit and Compliance Committee of the Board. Related persons include the Company’s directors, executive officers and holders of more than 5% of the Company’s common stock, as well as immediate family members of the Company’s directors, executive officers and holders of more than 5% of the Company’s common stock. If the Audit and Compliance Committee determines that a related person has a material interest in any Company transaction, then the Company’s Audit and Compliance Committee would review, approve or ratify it, and the transaction would be required to be disclosed in accordance with the applicable SEC rules.

From January 1, 2011 to the present, there have been no (and there are no currently proposed) transactions in which the amount involved exceeded $120,000 to which the Company was (or is to be) a party and in which any executive officer, director, 5% beneficial owner of the Company’s common stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest, except as set forth below and under “— Compensation of Named Executive Officers — Employment, Severance and Change of Control Agreements” above.

Warburg Pincus Agreement. On October 29, 2004, we entered into an Amended and Restated Standstill Agreement with Warburg Pincus Equity Partners, L.P. and certain of its affiliates (“Warburg Pincus”) that permits Warburg Pincus to acquire up to 25% of our outstanding common stock in the open market. Under this agreement, Warburg Pincus may acquire up to 25% of our outstanding common stock and we have granted Warburg Pincus certain registration rights with respect to its holdings. In exchange for allowing Warburg Pincus to increase its ownership stake, Warburg Pincus has granted the independent members of our Board the right to vote the shares of InterMune common stock owned by Warburg Pincus in excess of 19.9%. In connection with the Amended and Restated Standstill Agreement, we also amended the Rights Agreement between the Company and Mellon Investor Services LLC dated as of July 17, 2001 to allow Warburg Pincus to acquire up to 25% of our outstanding common stock in open market purchases. We also entered into a new Registration Rights Agreement with Warburg Pincus dated as of October 29, 2004. In addition, Warburg Pincus has agreed to certain limitations on the manner in which it may dispose of its ownership interest in InterMune, which limitations were modified on January 19, 2010 when the Company and Warburg Pincus entered into that certain Amendment to Amended and Restated Standstill Agreement. In August 2011, the Rights Agreement expired and as of December 31, 2011, Warburg Pincus had distributed substantially all of its shares of our common stock and held a minimal amount of our outstanding common stock. Additionally, Jonathan S. Leff, a member of our Board, is a managing director of Warburg Pincus LLC and a partner of Warburg Pincus & Co., which are affiliates of Warburg Pincus Equity Partners, L.P.

Indemnification Agreements. The Company has entered into indemnification agreements with each of its vice presidents, executive officers and directors which provide, among other things, that the Company will indemnify such vice president, executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Amended and Restated Bylaws.

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is providing its stockholders with the opportunity to cast an advisory vote on the compensation of the Named Executive Officers as disclosed in this proxy statement pursuant to executive compensation disclosure rules under the Exchange Act. The Company is providing its stockholders with this opportunity pursuant to Section 14A of the Exchange Act.

As described in the “Compensation Discussion and Analysis” above, the Company’s executive compensation programs are designed to attract, motivate, and retain its Named Executive Officers, who are critical to the Company’s success. The Company seeks to accomplish this by rewarding performance and by providing forms of compensation that align executive officers’ interests with stockholders’ long-term interests. As described in the “Compensation Discussion and Analysis,” the Company emphasizes variable compensation, in particular equity compensation including performance-based equity compensation, with the aim to ensure such alignment. Please read the “Compensation Discussion and Analysis” section for additional details about our executive compensation programs, including information about 2011 compensation of our Named Executive Officers.

The Compensation Committee continually reviews the compensation programs for the Company’s Named Executive Officers to determine whether the compensation programs achieve the desired goals of aligning our executive compensation structure with the Company’s stockholders’ interests and current market practices.

This proposal, commonly known as a “say-on-pay proposal,” provides stockholders the opportunity to express their views on the Company’s executive compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the Board’s policies, practices and approach for executive compensation described herein. Accordingly, the Board asks the stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as set forth in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Board or the Compensation Committee. The Board and our Compensation Committee value the opinions of the stockholders and will consider the outcome of this vote when making future compensation decisions for executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are InterMune stockholders will be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future you may (1) notify your broker, (2) direct your written request to: Investor Relations, InterMune, Inc., 3280 Bayshore Boulevard, Brisbane, California 94005 or (3) contact our Vice President, Corporate Communications and Investor Relations, Jim Goff, at (415) 466-2228. Stockholders

who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Robin Steele
Robin Steele
Secretary

April 30, 2012

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on June 4, 2012

This proxy statement and our Annual Report to the SEC on Form 10-K for the year ended December 31, 2011 are available without charge on our Internet website at http://www.intermune.com. This website address contains the following documents: the notice of the Annual Meeting, this proxy statement, including a proxy card sample, and the Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2011. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

A copy of the Company’s Annual Report to the SEC on Form 10-K for the year ended December 31, 2011 is also available without charge upon written request to: Investor Relations, InterMune, Inc., 3280 Bayshore Boulevard, Brisbane, CA 94005 or oral request to our Vice President, Corporate Communications and Investor Relations, Jim Goff, at (415) 466-2228.

Appendix A

INTERMUNE, INC.

AMENDED AND RESTATED 2000 EQUITY INCENTIVE PLAN

Adopted January 31, 2000

Approved by Stockholders: March 20, 2000

Amended on: April 4, 2002 and June 19, 2002

Approved by Stockholders: June 19, 2002

Amended and Restated on: April 2, 2004

Approved by Stockholders: May 27, 2004

Amended and Restated on: March 7, 2007

Amended on: April 27, 2007

Approved by Stockholders: May 15, 2007

Amended and Approved by Stockholders: May 21, 2009

Amended and Approved by Stockholders: May 10, 2011

Amended and Restated and Approved by Stockholders: June __, 2012

1.	Purposes.

(a) The Plan amends and restates the InterMune, Inc. 2000 Equity Incentive Plan originally adopted January 31, 2000. All Stock Awards granted subsequent to June 1, 2012 shall be subject to the terms of this Plan (as amended and restated hereby). Subject to approval of the amendments to the Plan reflected in this document by the Company’s stockholders at the Company’s 2012 Annual Meeting of Stockholders, this version of the Plan is effective on and after June 1, 2012, and Awards granted on or after June 1, 2012 shall be made under this version of the Plan and not under the Plan as previously in effect. For the terms and conditions of the Plan applicable to Awards granted under the Plan before June 1, 2012, refer to the version of the Plan in effect as of the date such Stock Award was granted.

(b) The persons eligible to receive Stock Awards are the Employees, Directors and Consultants of the Company and its Affiliates.

(c) The purpose of the Plan is to provide a means by which eligible recipients of Stock Awards may be given an opportunity to benefit from increases in value of the Common Stock through the granting of the following Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Purchase Awards, and (v) Stock Bonus Awards.

(d) The Company, by means of the Plan, seeks to retain the services of the group of persons eligible to receive Stock Awards, to secure and retain the services of new members of this group and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

2.	Definitions.

(a) “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means a committee of one or more members of the Board appointed by the Board in accordance with subsection 3(c).

(e) “Common Stock” means the common stock of the Company.

(f) “Company” means InterMune, Inc., a Delaware corporation.

(g) “Consultant” means any person, including an advisor, (i) engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services or (ii) who is a member of the Board of Directors of an Affiliate. However, the term “Consultant” shall not include either Directors who are not compensated by the Company for their services as Directors or Directors who are merely paid a director’s fee by the Company for their services as Directors.

(h) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service. For example, a change in status without interruption from an Employee of the Company to a Consultant of an Affiliate or a Director will not constitute an interruption of Continuous Service. The Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.

(i) “Covered Employee” means the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to Stockholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

(j) “Director” means a member of the Board.

(k) “Directors’ Plan” means the InterMune, Inc. Amended and Restated 2000 Non-Employee Directors’ Stock Option Plan originally adopted February 8, 2000.

(l) “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

(m) “Employee” means any person employed by the Company or an Affiliate. Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Shares are listed on any established stock exchange or a national market system, Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported) as quoted on such exchange or system for such date, or if no bids or sales were reported for such date, then the closing sales price (or the closing bid, if no sales were reported) on the trading date immediately prior to such date during which a bid or sale occurred, in each case, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(ii) If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, Fair Market Value shall be the mean of the closing bid and asked prices for the Shares on such date, or if no closing bid and asked prices were reported for such date, the date immediately prior to such date during which closing bid and asked prices were quoted for the Shares, in each case, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(iii) In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Committee.

(p) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(q) “Non-Employee Director” means a Director who either (i) is not a current Employee or Officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(r) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(s) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(t) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

(u) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(v) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(w) “Outside Director” means a Director who either (i) is not a current Employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former Employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an “affiliated corporation” at any time and is not currently receiving direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Director or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(x) “Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(y) “Plan” means this InterMune, Inc. Amended and Restated 2000 Equity Incentive Plan.

(z) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(aa) “Securities Act” means the Securities Act of 1933, as amended.

(bb) “Share Reserve” shall have the meaning ascribed in Section 4(a).

(cc) “Stock Award” means any right granted under the Plan, including an Option, a Stock Purchase Award and a Stock Bonus Award.

(dd) “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(ee) “Stock Bonus Award” means an award of shares of Common Stock which is granted pursuant to Section 7(a).

(ff) “Stock Bonus Award Agreement” means a written agreement between the Company and a holder of a Stock Bonus Award evidencing the terms and conditions of a Stock Bonus Award grant. Each Stock Bonus Award Agreement shall be subject to the terms and conditions of the Plan.

(gg) “Stockholder” means a stockholder of the Company.

(hh) “Stock Purchase Award” means an award of shares of Common Stock which is granted pursuant to Section 7(b).

(ii) “Stock Purchase Award Agreement” means a written agreement between the Company and a holder of a Stock Purchase Award evidencing the terms and conditions of a Stock Purchase Award grant. Each Stock Purchase Award Agreement shall be subject to the terms and conditions of the Plan.

(jj) “Ten Percent Stockholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

3.	Administration.

(a) Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in subsection 3(c).

(b) Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time which of the persons eligible under the Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; the exercise price and acceptable types of consideration for payment of the exercise price for each Stock Award; what type or combination of types of Stock Award shall be granted; the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to a Stock Award; and the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

(ii) To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iii) Subject to the provisions of Section 15, to amend the Plan or a Stock Award as provided in Section 13.

(iv) To terminate or suspend the Plan as provided in Section 14.

(v) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company which are not in conflict with the provisions of the Plan.

(c) Delegation to Committee.

(i) General. The Board may delegate administration of the Plan to a Committee or Committees of one (1) or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

(ii) Committee Composition when Common Stock is Publicly Traded. At such time as the Common Stock is publicly traded, in the discretion of the Board, a Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. Within the scope of such authority, the Board or the Committee may (1) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Stock Awards to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Awards or (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code and/or (2) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

(iii) Delegation to Non-Board Members. To the extent permitted by applicable law, the Board may from time to time delegate to a committee of one or more officers of the Company the authority to grant or amend Options to Participants other than (a) senior executives of the Company who are subject to Section 16 of the Exchange Act, (b) Covered Employees, or (c) officers of the Company (or members of the Board) to whom authority to grant or amend Options has been delegated hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Board specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 3(d) shall serve in such capacity at the pleasure of the Board.

(d) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

4.	Shares Subject to the Plan.

(a) Share Reserve. Subject to the provisions of Section 12 relating to adjustments upon changes in Common Stock, the Common Stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate fifteen million three hundred ninety eight thousand three hundred twenty (15,398,320) shares (the “Share Reserve”), which is comprised of 1,700,000 shares that were approved by the Stockholders on June 4, 2012; any of the 970,094 shares which as of April 15, 2012 are available for issuance under the Directors’ Plan or are subject to awards under the Directors’ Plan which are forfeited or lapse unexercised and which following April 15, 2012 are not issued under the Directors’ Plan; 1,950,000 shares that were approved by the Stockholders on May 10, 2011; 2,000,000 shares that were approved by the Stockholders on May 21, 2009; 1,500,000 shares that were approved by the Stockholders on May 15, 2007, 1,000,000 shares that were approved by the Stockholders on May 27, 2004; 2,500,000 shares that were approved by the Stockholders on June 19, 2002; and 3,778,226 shares that were in the Share Reserve prior to June 19, 2002; provided, however, that such aggregate number of shares of Common Stock available for issuance under the Plan shall be reduced by 1.67 shares for each share of Stock delivered in settlement of any Stock Purchase Award or Stock Bonus Award.

(b) Reversion of Shares to the Share Reserve. If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, or if any shares of Common Stock issued to a Participant pursuant to a Stock Award are forfeited to or repurchased by the Company, including, but not limited to, any repurchase or forfeiture caused by the failure to meet a contingency or condition required for the vesting of such shares, then the shares of Common Stock not issued under such Stock Award, or forfeited to or repurchased by the Company, shall revert to and again become available for issuance under the Plan.

(c) Source of Shares. The shares of Common Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

(d) Incentive Stock Option Shares. Subject to the provisions of Section 12 relating to adjustments upon changes in Common Stock, the aggregate number of shares of Common Stock issued under the Plan pursuant to the exercise of all Incentive Stock Options granted under the Plan shall not exceed ten million (10,000,000) shares of Common Stock.

5.	Eligibility.

(a) Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(b) Ten Percent Stockholders. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Incentive Stock Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock at the date of grant and the Incentive Stock Option is not exercisable after the expiration of five (5) years from the date of grant.

(c) Section 162(m) Limitation. Subject to the provisions of Section 12 relating to adjustments upon changes in Common Stock, no Employee shall be eligible to be granted Options covering more than one million (1,000,000) shares of Common Stock during any calendar year.

(d) Full Value Award Vesting Limitations. Notwithstanding any other provision of the Plan to the contrary, all Stock Purchase Awards or Stock Bonus Awards made to Employees or Consultants shall become vested over a period of not less than three years (or, in the case of vesting based upon the attainment of performance-based objectives, over a period of not less than one year measured from the commencement of the period over which performance is evaluated) following the date such Stock Award is made; provided, however, that, notwithstanding the foregoing, (a) the Board may provide that such vesting restrictions may lapse or be waived upon the Participant’s death, disability, retirement or termination of employment or a Change in Control and (b) Stock Purchase Awards or Stock Bonus Awards that result in the issuance of an aggregate of up to 10% of the shares of Common Stock available pursuant to Section 4(a) may be granted to any one or more Participants without respect to such minimum vesting provisions.

(e) Consultants.

(i) A Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, or because the Consultant is not a natural person, or as otherwise provided by the rules governing the use of Form S-8, unless the Company determines both (i) that such grant (A) shall be registered in another manner under the Securities Act (e.g., on a Form S-3 Registration Statement) or (B) does not require registration under the Securities Act in order to comply with the requirements of the Securities Act, if applicable, and (ii) that such grant complies with the securities laws of all other relevant jurisdictions.

(ii) Form S-8 generally is available to consultants and advisors only if (i) they are natural persons; (ii) they provide bona fide services to the issuer, its parents, its majority-owned subsidiaries or majority-

owned subsidiaries of the issuer’s parent; and (iii) the services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the issuer’s securities.

6.	Option Provisions.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a) Term. Subject to the provisions of subsection 5(b) regarding Ten Percent Stockholders, no Option shall be exercisable after the expiration of seven (7) years.

(b) Exercise Price of an Option. Subject to the provisions of subsection 5(b) regarding Ten Percent Stockholders, the exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

(c) [Intentionally Omitted.]

(d) Consideration. The purchase price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the Option is exercised or (ii) at the discretion of the Board (1) by delivery to the Company of other Common Stock (either by actual delivery or attestation), (2) by a “net exercise” of the Option (as further described below), (3) to the extent permissible under Section 13(k) of the Exchange Act, according to a deferred payment or other similar arrangement with the Optionholder, (4) to the extent permissible under Section 13(k) of the Exchange Act, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds, or (5) in any other form of legal consideration that may be acceptable to the Board. Unless otherwise specifically provided in the Option, the purchase price of Common Stock acquired pursuant to an Option that is paid by delivery to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six (6) months (or such longer or shorter period of time required to avoid a charge to the Company’s earnings for financial accounting purposes). At any time that the Company is incorporated in Delaware, payment of the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall not be made by deferred payment.

In the case of any deferred payment arrangement, interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement.

In the case of a “net exercise” of an Option, the Company will not require a payment of the exercise price of the Option from the Optionholder but will reduce the number of shares of Common Stock issued upon the exercise by the largest number of whole shares that has a Fair Market Value that does not exceed the aggregate exercise price. With respect to any remaining balance of the aggregate exercise price, the Company shall accept a cash payment from the Optionholder. Shares of Common Stock will no longer be outstanding under an Option

(and will therefore not thereafter be exercisable) following the exercise of such Option to the extent of (i) shares used to pay the exercise price of an Option under a “net exercise”, (ii) shares actually delivered to the Optionholder as a result of such exercise and (iii) shares withheld for purposes of tax withholding.

(e) Transferability of an Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(f) Transferability of a Nonstatutory Stock Option. A Nonstatutory Stock Option shall be transferable to the extent provided in the Option Agreement. If the Option Agreement does not provide for transferability, then the Nonstatutory Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option. Notwithstanding the foregoing, in no event may any Nonstatutory Stock Option be sold, pledged, assigned, hypothecated, transferred, or disposed of for consideration.

(g) Vesting Generally. The total number of shares of Common Stock subject to an Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this subsection 6(g) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(h) Termination of Continuous Service. In the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.

(i) Extension of Termination Date. An Optionholder’s Option Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in the Option Agreement or (ii) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements.

(j) Disability of Optionholder. In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement) or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein, the Option shall terminate.

(k) Death of Optionholder. In the event (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death or (ii) the Optionholder dies within the period (if any) specified in the Option

Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder’s death pursuant to subsection 6(e) or 6(f), but only within the period ending on the earlier of (1) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement) or (2) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

(l) Early Exercise. The Option may, but need not, include a provision whereby the Optionholder may elect at any time before the Optionholder’s Continuous Service terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option. Any unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Board determines to be appropriate. At the Board’s election, the repurchase right may be at the lesser of: (i) the Fair Market Value on the relevant date and (ii) the Optionholder’s original cost. The Company will not exercise its repurchase option until at least six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) have elapsed following exercise of the Option unless the Board otherwise specifically provides in the Option.

7.	Provisions of Stock Awards other than Options.

(a) Stock Bonus Awards. Each Stock Bonus Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. At the Board’s election, shares of Common Stock may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Stock Bonus Award lapse; or (ii) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Stock Bonus Award Agreements may change from time to time, and the terms and conditions of separate Stock Bonus Award Agreements need not be identical, but each Stock Bonus Award Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. A Stock Bonus Award may be awarded in consideration for past services actually rendered to the Company or an Affiliate.

(ii) Vesting. Shares of Common Stock awarded under the Stock Bonus Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii) Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company may receive pursuant to a forfeiture condition, any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination of Continuous Service under the terms of the Stock Bonus Award Agreement.

(iv) Transferability. Rights to acquire shares of Common Stock under the Stock Bonus Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Stock Bonus Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Stock Bonus Award Agreement remains subject to the terms of the Stock Bonus Award Agreement. Notwithstanding the foregoing, in no event may a right to acquire shares of Common Stock under a Stock Bonus Award be sold, pledged, assigned, hypothecated, transferred, or disposed of for consideration.

(b) Stock Purchase Awards. Each Stock Purchase Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. At the Board’s election, shares of Common Stock may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Stock Purchase Award lapse; or (ii) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Stock Purchase Award Agreements may change from time to time, and the terms and conditions of separate Stock Purchase Award Agreements need not be identical, provided, however, that each Stock Purchase Award Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Purchase Price. At the time of the grant of a Stock Purchase Award, the Board will determine the price to be paid by the Participant for each share subject to the Stock Purchase Award. To the extent required by applicable law, the price to be paid by the Participant for each share of the Stock Purchase Award will not be less than the par value of a share of Common Stock.

(ii) Consideration. At the time of the grant of a Stock Purchase Award, the Board will determine the consideration permissible for the payment of the purchase price of the Stock Purchase Award. The purchase price of Common Stock acquired pursuant to the Stock Purchase Award shall be paid either: (i) in cash at the time of purchase, (ii) at the discretion of the Board, according to a deferred payment or other similar arrangement with the Participant (to the extent permissible under Section 13(k) of the Exchange Act); or (ii) in any other form of legal consideration that may be acceptable to the Board and permissible under the Delaware General Corporation Law; provided, however, that to the extent prohibited by applicable law, payment of the Common Stock’s par value shall not be made by deferred payment.

(iii) Vesting. Shares of Common Stock acquired under a Stock Purchase Award may be subject to a share repurchase right or option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

(iv) Termination of Participant’s Continuous Service. In the event that a Participant’s Continuous Service terminates, the Company shall have the right, but not the obligation, to repurchase or otherwise reacquire, any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination under the terms of the Stock Purchase Award Agreement. At the Board’s election, the repurchase right may be at the least of: (i) the Fair Market Value on the relevant date or (ii) the Participant’s original cost. The Company shall not be required to exercise its repurchase option until at least six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) have elapsed following the purchase of the restricted stock unless otherwise determined by the Board or provided in the Stock Purchase Award Agreement.

(v) Transferability. Rights to purchase or receive shares of Common Stock granted under a Stock Purchase Award shall be transferable by the Participant only upon such terms and conditions as are set forth in the Stock Purchase Award Agreement, as the Board shall determine in its sole discretion, and so long as Common Stock awarded under the Stock Purchase Award remains subject to the terms of the Stock Purchase Award Agreement. Notwithstanding the foregoing, in no event may a right to purchase or receive shares of Common Stock granted under a Stock Purchase Award be sold, pledged, assigned, hypothecated, transferred, or disposed of for consideration.

8.	Non-Employee Director Stock Awards.

The Board may grant Stock Awards to Non-Employee Directors, subject to the limitations of the Plan, pursuant to a written non-discretionary formula established by the Board, or any successor committee thereto carrying out its responsibilities on the date of grant of any such Stock Award (the “Non-Employee Director Equity Compensation Policy”). The Non-Employee Director Equity Compensation Policy shall set forth the type of Stock Award(s) to be granted to Non-Employee Directors, the number of shares of Common Stock to be subject to such Non-Employee Director Stock Awards, the conditions on which such Stock Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Board (or such Committee as described above) shall determine in its discretion.

9.	Covenants of the Company.

(a) Availability of Shares. During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.

(b) Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

10.	Use of Proceeds from Stock.

Proceeds from the sale of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

11.	Miscellaneous.

(a) Acceleration of Exercisability and Vesting. The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

(b) Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms.

(c) No Employment or other Service Rights. Nothing in the Plan or any instrument executed or Stock Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(d) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

(e) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (1) the issuance of the shares of Common Stock upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act or

(2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(f) Withholding Obligations. To the extent provided by the terms of a Stock Award Agreement, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Stock Award, provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (iii) delivering to the Company owned and unencumbered shares of Common Stock of the Company that have been held for more than six (6) months (or such longer or shorter period of time required to avoid a charge to the Company’s earnings for financial accounting purposes).

12.	Adjustments upon Changes in Stock.

(a) Capitalization Adjustments. If any change is made in the Common Stock subject to the Plan, or subject to any Stock Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan pursuant to subsection 4(a), the maximum aggregate number of securities that may be issued pursuant to the exercise of Incentive Stock Options under subsection 4(d), the maximum number of securities subject to award to any person pursuant to subsection 5(c), and the outstanding Stock Awards will be appropriately adjusted in the class(es) and number of securities and price per share of Common Stock subject to such outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.)

(b) Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, then all outstanding Stock Awards shall terminate immediately prior to such event.

(c) Change in Control. In the event of (i) a sale, lease or other disposition of all or substantially all of the securities or assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation or (iii) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property (a “Change in Control”), whether in the form of securities, cash or otherwise, then any surviving corporation or acquiring corporation may assume any Stock Awards outstanding under the Plan or may substitute similar stock awards (including an award to acquire the same consideration paid to the Stockholders in the transaction described in this subsection 12(c)) for those outstanding under the Plan. In the event any surviving corporation or acquiring corporation does not assume such Stock Awards or substitute similar stock awards for those outstanding under the Plan, then with respect to Stock Awards held by Participants whose Continuous Service has not terminated, the vesting of such Stock Awards (and, if applicable, the time during which such Stock Awards may be exercised) shall be accelerated in full, and the Stock Awards shall terminate if not exercised (if applicable) at or prior to such event. With respect to any other Stock Awards outstanding under the Plan, such Stock Awards shall terminate if not exercised (if applicable) prior to such event.

13.	Amendment of the Plan and Stock Awards.

(a) Amendment of Plan. The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 12 relating to adjustments upon changes in Common Stock, no amendment shall be effective unless approved by the Stockholders of the Company to the extent Stockholder approval is necessary to satisfy the requirements of Section 422 of the Code, Rule 16b-3 or any Nasdaq or securities exchange listing requirements.

(b) Stockholder Approval. The Board may, in its sole discretion, submit any other amendment to the Plan for Stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

(c) Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

(d) No Impairment of Rights. Rights under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

(e) Amendment of Stock Awards. Subject to the provisions of Section 15 hereof, the Board at any time, and from time to time, may amend the terms of any one or more Stock Awards; provided, however, that the rights under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

14.	Termination or Suspension of the Plan.

(a) Plan Term. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on June 4, 2022. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the Participant.

15.	Prior Stockholder Approval of Option Repricings.

Notwithstanding anything to the contrary herein, the Board shall not, without first obtaining the approval of the Stockholders, (i) reduce the exercise price of any outstanding Option under the Plan, (ii) cancel any outstanding Option under the Plan and replace it with an Option with a lower exercise price, (iii) accept any outstanding Option in exchange for a new Option with a lower exercise price, or (iv) take any other action that is treated as a repricing under generally accepted accounting principles.

16.	Effective Date of Plan and Amendments.

(a) The Plan first became effective upon the effective date of the Company’s first registered offering of its Common Stock to the public. The Plan (as amended and restated hereby) shall become effective as of June 4, 2012, provided that the Stockholders approve the Plan (as amended and restated hereby) at the 2012 Annual Meeting of Stockholders.

(b) No Stock Award that has been granted under an amendment adopted by the Board which is subject to Stockholder approval shall be exercised (or, in the case of a Stock Bonus Award, shall be granted) unless and until such amendment has been approved by the Stockholders, which approval shall be within twelve (12) months after the date such amendment is adopted by the Board.

17.	Choice of Law.

The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

INTERMUNE, INC.

INTERNET

http://www.proxyvoting.com/itmn

Use the Internet to vote your proxy.

Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

21910

FOLD AND DETACH HERE

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR ALL” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3 AND 4.

Please mark your votes as indicated in this example X

1. Election of Directors (To elect three directors to hold office until the 2015 annual meeting of stockholders or until their successors are elected).

Nominees:

01 Lars G. Ekman, M.D., Ph.D.

02 Jonathan S. Leff

03 Angus C. Russell

FOR WITHHOLD *EXCEPTIONS

ALL FOR ALL

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the

“Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

The Board of Directors recommends a vote FOR Proposals 2, 3 and 4.

FOR AGAINST ABSTAIN

2. Vote to ratify Ernst & Young LLP as our independent registered public accounting firm for fiscal year ending December 31, 2012.

3. Vote to approve our Amended and Restated 2000 Equity Incentive Plan.

4. Vote to approve, on a non-binding advisory basis, the compensation of our named executive officers.

Mark Here for Address Change or Comments

SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature Signature Date

You can now access your InterMune, Inc. account online.

Access your InterMune, Inc. shareholder/stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for InterMune, Inc. now makes it easy and convenient to get current information on your shareholder account.

View account status View payment history for dividends

View certificate history Make address changes

View book-entry information Obtain a duplicate 1099 tax form

Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2011 Annual Report to Stockholders are available at the investor relations page at: http://intermune.com

FOLD AND DETACH HERE

PROXY INTERMUNE, INC.

Annual Meeting of Stockholders – June 4, 2012

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Daniel G. Welch and Robin J. Steele, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of InterMune, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held June 4, 2012 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments

(Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side) 21910